UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
H&R BLOCK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One H&R Block Way
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 24, 2009

The annual meeting of shareholders of H&R Block, Inc., a Missouri corporation (the “Company”), will be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Thursday, September 24, 2009, at 9:00 a.m. central time. Shareholders attending the meeting are asked to park in the H&R Block Center parking garage located beneath the H&R Block Center (enter the parking garage from Walnut or Main Street). The meeting will be held for the following purposes:

1.	The election of ten directors to serve until the 2010 annual meeting or until their successors are elected and qualified (See page 4);

2.	The approval of an advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures (See page 11);

3.	The approval of an amendment to the 2003 Long-Term Executive Compensation Plan to increase the aggregate number of shares of Common Stock issuable under the Plan from 10,000,000 to 14,000,000 (See page 12);

4.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2010 (See page 18); and

5.	The transaction of any other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on August 6, 2009 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors
BRET G. WILSON
Secretary

Kansas City, Missouri
August 12, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 24, 2009
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING –
ELECTION OF DIRECTORS –
THE APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY’S EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES –
ADOPTION OF AMENDMENT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN –
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS –
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION --
SUMMARY COMPENSATION TABLE –
GRANTS OF PLAN-BASED AWARDS TABLE –
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE –
OPTION EXERCISES AND STOCK VESTED TABLE –
NON-QUALIFIED DEFERRED COMPENSATION TABLE –
H&R BLOCK DEFERRED COMPENSATION PLAN FOR EXECUTIVES –
EMPLOYMENT AGREEMENTS, CHANGE-OF-CONTROL AND OTHER ARRANGEMENTS –
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL –
EQUITY COMPENSATION PLANS –
INFORMATION REGARDING SECURITY HOLDERS
PRINCIPAL SECURITY HOLDERS –
OTHER MATTERS –
REVIEW OF RELATED PERSON TRANSACTIONS –
SHAREHOLDER PROPOSALS AND NOMINATIONS –

H&R BLOCK, INC.
PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING –

The Board of Directors (the “Board of Directors” or “Board”) of H&R Block, Inc., a Missouri corporation (“H&R Block” or the “Company”) solicits the enclosed proxy for use at the annual meeting of shareholders of the Company to be held at 9:00 a.m. central time, on Thursday, September 24, 2009, at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and executive officers.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, the Company is making this Proxy Statement and its 2009 Annual Report available to shareholders electronically via the Internet. On or before August 15, 2009, we mailed to our shareholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 24, 2009” (the “Notice”). All shareholders will be able to access this Proxy Statement and our 2009 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

HOW CAN I ELECTRONICALLY ACCESS THE PROXY MATERIALS?

The Notice will provide you with instructions on how to view our proxy materials for the annual meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically by email, which will save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

HOW CAN I OBTAIN A FULL SET OF PRINTED PROXY MATERIALS?

The Notice will provide you with instructions on how to request to receive printed copies of the proxy materials. You may request printed copies up until one year after the date of the meeting.

WHAT AM I VOTING ON?

You are voting on four items of business at the annual meeting:

■	The election of ten directors to serve until the 2010 annual meeting or until their successors are elected and qualified;

■	The approval of an advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures;

■	The approval of an amendment to the 2003 Long-Term Executive Compensation Plan to increase the aggregate number of shares of Common Stock issuable under the Plan from 10,000,000 to 14,000,000; and

■	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2010.

WHO IS ENTITLED TO VOTE?

Shareholders of record as of the close of business on August 6, 2009 are entitled to vote at the annual meeting. Each share of H&R Block common stock is entitled to one vote.

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WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

Our Board of Directors recommends that you vote your shares “FOR” the proposed slate of directors named in this proxy standing for election to the Board, “FOR” the advisory proposal on executive pay-for-performance compensation policies and procedures, “FOR” the amendment to the 2003 Long-Term Executive Compensation Plan and “FOR” the ratification of Deloitte & Touche LLP as our independent accountants.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Shareowner Services (known as a “registered shareholder”), you are considered, with respect to those shares, the “shareholder of record”, and the Notice was sent to you directly by the Company. If you are a shareholder of record, you may vote in person at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and that organization forwarded the Notice to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record.

HOW DO I VOTE?

If you are a registered shareholder, there are four ways to vote:

■	By going to the Internet Website www.proxyvote.com and following the instructions provided (you will need the Control Number from the Notice you received);

■	By calling the toll-free telephone number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice you received);

■	If you requested printed copies of the proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card; or

■	In person by written ballot at the annual meeting.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies (Richard C. Breeden, David Baker Lewis and L. Edward Shaw, Jr.) will vote your shares FOR items 1 through 4. If your shares are owned in joint names, all joint owners must vote by the same method and if joint owners vote by mail, all of the joint owners must sign the proxy card.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you may also vote as set forth above, and your broker or nominee should vote your shares as you have directed. Again, you must have a legal proxy from the shareholder of record in order to vote the shares in person at the annual meeting.

If your shares are held through the H&R Block Retirement Savings Plan, you may also vote as set forth above, except that Plan participants may not vote their Plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, Fidelity Management Trust Company, the Plan’s Trustee, should vote your shares as you have directed. If you do not provide specific voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received instructions. Please note that you must submit voting instructions to the Trustee by no later than September 21, 2009 at 11:59 pm Eastern time in order for your shares to be voted by the Trustee at the Annual Meeting.

MAY I ATTEND THE MEETING?

All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the annual meeting. Shareholders who plan to attend the meeting must present a valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the record date of August 6, 2009, or a legal proxy from your broker or nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the annual meeting). Shareholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

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WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions at least ten days before the annual meeting date. If no instructions are given within that time frame, the nominees may vote those shares on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Broker non-votes are not counted for the purposes of determining the number of shares present in person or represented by proxy on a voting matter.

MAY I CHANGE MY VOTE?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by signing and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

For all matters to be voted upon at the annual meeting, shareholders may vote “for,” “against,” or “abstain” on such matters.

For all matters to be voted on at the annual meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for election or approval. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal.

DO SHAREHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?

No. Shareholders do not have cumulative voting rights with respect to the election of directors.

WHAT CONSTITUTES A QUORUM?

As of the record date, 335,288,109 shares of the Company’s Common Stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares represented by a proxy that directs that the shares abstain from voting or that a vote be withheld on a matter will be included at the annual meeting for quorum purposes. Shares represented by proxy as to which no voting instructions are given will also be included at the annual meeting for quorum purposes.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 24, 2009”?

It means your shares are held in more than one account. You should vote all your proxy shares.

HOW MUCH DID THIS PROXY SOLICITATION COST?

The Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of $8,500 plus reimbursement of reasonable expenses. Further, brokers and other custodians, nominees and fiduciaries will be requested to forward the Notice and printed proxy materials to their principals, and the Company will reimburse them for the expense of doing so.

WHAT IS THE COMPANY’S WEB ADDRESS?

The Company’s home page is www.hrblock.com. The Company’s filings with the Securities and Exchange Commission are available free of charge via a link from this website.

WILL ANY OTHER MATTERS BE VOTED ON?

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters

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properly come before the meeting and call for a vote of the shareholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board of Directors.

ITEM 1 –

ELECTION OF DIRECTORS –

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) provide that the number of directors to constitute the Board of Directors shall not be fewer than seven nor more than 12, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire Board. The Articles and Bylaws also provide that all of the directors shall be elected at each annual meeting of shareholders to hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified, and subject to prior death, resignation, retirement or removal from office of a director. Any vacancy on the Board may be filled by a majority of the surviving or remaining directors then in office.

At the annual meeting of shareholders to be held on September 24, 2009, ten directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and shall have qualified. Alan M. Bennett, Thomas M. Bloch, Richard C. Breeden, Robert A. Gerard, Len J. Lauer, David Baker Lewis, Tom D. Seip, L. Edward Shaw, Jr., Russell P. Smyth and Christianna Wood have been nominated by the Board for election as directors of the Company. Information with respect to each nominee for election as a director of the Company is set forth below. The number of shares of Common Stock beneficially owned by each nominee for director is listed under the heading “Security Ownership of Directors and Management” on page 46 of this proxy statement.

NOMINEES FOR ELECTION AT THIS MEETING:

Alan M. Bennett Director since 2008 Age 58	Mr. Bennett served as Interim CEO of H&R Block, Inc. from November 2007 through August 2008. Prior to that, he was Senior Vice President and Chief Financial Officer, Aetna, Inc. (a leading provider of health, dental, group life, disability and long-term care benefits), 2001- 2007; Vice President and Corporate Controller, Aetna, Inc., 1998-2001; Vice President and Director of Internal Audit, Aetna, Inc., 1997-1998; and Chief Financial Officer, Aetna Business Resources, 1995-1997. Mr. Bennett graduated from Susquehanna University in Selinsgrove, Pennsylvania in 1972. He is also a director of Halliburton Company and TJX Companies, Inc. He is a member of the Audit and Finance Committees of the Board of Directors of the Company.

Thomas M. Bloch Director since 2000 Age 55	Mr. Bloch has served since January 2000 as President of the Board of University Academy, an urban college preparatory charter school that he co-founded in Kansas City, Missouri and as an educator with the University Academy since August 2000. Mr. Bloch served as an educator with St. Francis Xavier School from October 1995 until August 2000. Prior to changing careers, Mr. Bloch had a 19-year career with the H&R Block organization, resigning as President and Chief Executive Officer of the Company in 1995. Mr. Bloch graduated from Claremont McKenna College in Claremont, California in 1976. He is a member of the Finance Committee of the Board of Directors of the Company.

Richard C. Breeden Director since 2007 Age 59	Mr. Breeden has served since 2005 as Chairman and Chief Executive Officer of Breeden Capital Management LLC, the manager of a series of affiliated investment funds. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC, a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. Mr. Breeden graduated from Stanford University in 1972, and the Harvard Law School in 1975. From 1989-1993 he served as Chairman of the U.S. Securities and Exchange Commission. Mr. Breeden is also

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a director of Steris Corp. and Zale Corporation. Mr. Breeden has served as Chairman of the Board of the Company since November 2007. He is Co-Chairman of the Finance Committee, and a member of the Governance and Nominating Committee of the Board of Directors of the Company.

Robert A. Gerard Director since 2007 Age 64	Mr. Gerard is the General Partner and investment manager of GFP, L.P., a private investment partnership. Since 2004, Mr. Gerard has been Chairman of the Management Committee and Chief Executive Officer of Royal Street Communications, LLC, a licensee, developer and operator of telecommunications networks in Los Angeles and Central Florida. From 1974 to 1977, Mr. Gerard served in the United States Department of the Treasury, completing his service as Assistant Secretary for Capital Markets and Debt Management. From 1977 until his retirement in 1991, he held senior executive positions with the investment banking firms Morgan Stanley & Co., Dillon Read & Co., and Bear Stearns. Mr. Gerard is a Director of Broadpoint Gleacher Securities Group. He is Chairman of the Governance and Nominating Committee and a member of the Finance Committee of the Board of Directors of the Company.

Len J. Lauer Director since 2005 Age 52	Mr. Lauer is currently Executive Vice President and Chief Operating Officer of QUALCOMM, Inc. He was the Chief Operating Officer of Sprint Nextel Corp. from August 2005 to December 2006; he was President of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was President-Sprint PCS from October 2002 until October 2004, and was President-Long Distance (formerly the Global Markets Group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998. Prior to this, Mr. Lauer spent the first 13 years of his business career at IBM in various sales and marketing positions. Mr. Lauer holds a Bachelor of Science degree in Managerial Economics from the University of California, San Diego. Mr. Lauer is Co-Chairman of the Finance Committee and a member of the Compensation Committee of the Board of Directors of the Company.

David B. Lewis Director since 2004 Age 64	Mr. Lewis is Chairman and Chief Executive Officer of Lewis & Munday, a Detroit-based legal firm with offices in Washington, D.C. and Seattle. He is also a director of The Kroger Company. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He received a Bachelor of Arts degree from Oakland University, a Master of Business Administration from the University of Chicago and a Juris Doctor from the University of Michigan School of Law. Mr. Lewis is Chairman of the Audit Committee and a member of the Governance and Nominating Committee of the Board of Directors of the Company.

Tom D. Seip Director since 2001 Age 59	Mr. Seip currently serves as managing partner of Seip Investments LP and the managing member of Way Too Much Stuff LLC and Ridgefield Farm LLC, all private investment vehicles. He served as the President, Chief Executive Officer and director of Westaff, Inc., Walnut Creek, California, a temporary staffing services company, from May 2001 until January 2002. Mr. Seip was employed by Charles Schwab & Co., Inc., San Francisco, California, from January 1983 until June 1998 in various positions, including Chief Executive Officer of Charles Schwab Investment Management, Inc. from 1997 until June 1998 and Executive Vice President — Retail Brokerage from 1994 until

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1997. Mr. Seip is also a trustee of the Neuberger Berman Mutual Funds, New York. He received a Bachelor of Arts degree from Pennsylvania State University and participated in the Doctoral Program in Developmental Psychology at the University of Michigan. Mr. Seip is Chariman of the Compensation Committee and a member of the Audit Committee of the Board of Directors of the Company.

L. Edward Shaw, Jr. Director since 2007 Age 64	Mr. Shaw has served since 2006 as Senior Managing Director of Breeden Capital Management LLC or its affiliates, and formerly served as General Counsel of Aetna Inc. (1999 to 2003) and Chase Manhattan Bank (1983 to 1996). While with Aetna, Mr. Shaw also served as Executive Vice President and as a member of the Office of the Chairman. Mr. Shaw previously acted as independent counsel to the Board of Directors of the New York Stock Exchange, Inc. (2004), and also served as chief corporate officer for North America of National Westminster Bank (1996 to 1999). Prior to 1983, Mr. Shaw was a partner in a major New York law firm and, prior to joining Breeden, Mr. Shaw was of counsel to Gibson Dunn and Crutcher. Mr. Shaw is also a director of Mine Safety Appliances Co. and HealthSouth Corporation. He is a member of the Audit and Compensation Committees of the Board of Directors of the Company.

Russell P. Smyth Director since 2008 Age 52	Mr. Smyth has served as the President and Chief Executive Officer and as a Director of the Company since August 1, 2008. From 2005 through August 2008, Mr. Smyth served as a consultant, equity owner, and active board member for several private equity firms, and served on the boards of several privately held companies. Prior to that, he was with McDonald’s Corporation for 21 years, and most recently served in the following positions there: President — McDonald’s Europe from January 2003 to 2005; President of Partner Brands from December 2001 to January 2003; International Relationship Partner for Southeast and Central Asia from May 1999 to December 2001; and Vice President of the Latin America Group from July 1996 to May 1999. Mr. Smyth holds a bachelor’s degree and a master’s degree in accounting from Northern Illinois University.

Christianna Wood Director since 2008 Age 49	Ms. Wood is the Chairman of the Board of the International Corporate Governance Network. Ms. Wood served as the Chief Executive Officer of Capital Z Asset Management, the largest dedicated sponsor of hedge funds, from 2008 through July 2009. Previously, Ms. Wood was the Senior Investment Officer for the Global Equity unit of the California Public Employees’ Retirement System (CalPERS) for five years. Prior to CalPERS, Ms. Wood served as a Principal of Colorado-based Denver Investment Advisors, as well as Portfolio Manager, Director of Value Strategies and a member of the Management Committee. She is a Trustee of Vassar College and on the Investment, Audit and Social Responsibility Committees of the Vassar College Board of Trustees. Ms. Wood was previously a member of the Public Company Accounting Oversight Board (PCAOB) Standard Advisory Group (2006-2008) and the International Auditing and Assurance Standards Board (IAASB) Consultative Advisory Group (2006-2009). Ms. Wood obtained a Bachelor of Arts degree in Economics from Vassar College and a Masters of Business Administration degree in Finance from New York University. She is a member of the Compensation and Governance and Nominating Committees of the Board of Directors of the Company.

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Unless otherwise instructed, the proxy holders will vote the proxy cards received by them for each of the nominees named above. All nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees would be unable to accept the office of director. If such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES – The Board of Directors is responsible for managing the property and business affairs of the Company. The Board of Directors reviews significant developments affecting the Company and acts on matters requiring Board approval. During the 2009 fiscal year, the Board of Directors held 11 meetings and the standing Board committees held 21 meetings. Each of the incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and Board committees of which he or she was a member.

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Finance Committee and the Governance and Nominating Committee. The Company’s Corporate Governance Guidelines, Code of Business Ethics and Conduct, the Board of Directors Independence Standards and charters for the Audit, Compensation, and Governance and Nominating Committees are available on the Company’s website at www.hrblock.com under the tab “Company” and then under the heading “Block Investors” and then under “Corporate Governance.” These documents are also available in print to shareholders upon written request to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Set forth below is a description of the duties of each committee and its members.

The members of the Audit Committee are Mr. Lewis (Chairman) and Messrs. Bennett, Seip and Shaw. The functions of the Committee are described in the Audit Committee Charter and include making recommendations to the Board of Directors with respect to the appointment of the Company’s independent accountants, evaluating the independence and performance of such accountants, reviewing the scope of the annual audit, and reviewing and discussing with management and the independent accountants the audited financial statements and accounting principles. See the “Audit Committee Report” on page 19. All of the members of the Audit Committee are independent under regulations adopted by the Securities and Exchange Commission, New York Stock Exchange listing standards and the Board of Directors Independence Standards. The Board has determined that Messrs. Bennett, Lewis and Shaw are audit committee financial experts, pursuant to the criteria prescribed by the Securities and Exchange Commission. The Audit Committee held six meetings during fiscal year 2009.

The members of the Compensation Committee are Mr. Seip (Chairman) and Ms. Wood and Messrs. Lauer and Shaw. The functions of the Committee primarily include reviewing and approving the compensation of the executive officers of the Company and its subsidiaries, recommending to the Board of Directors the compensation of the Company’s chief executive officer, and administering the Company’s long-term incentive compensation plans. See the “Compensation Discussion and Analysis” beginning on page 21. All of the members of the Compensation Committee are independent under the New York Stock Exchange listing standards and the Board of Directors Independence Standards. The Compensation Committee held six meetings during fiscal year 2009.

The members of the Finance Committee are Messrs. Breeden and Lauer (Co-Chairmen), and Messrs. Bennett, Bloch and Gerard. The primary duties of the Finance Committee are to provide advice to management and the Board of Directors concerning the financial structure of the Company, the funding of the operations of the Company and its subsidiaries, and the investment of Company funds. The Finance Committee held seven meetings during fiscal year 2009.

The members of the Governance and Nominating Committee are Mr. Gerard (Chairman), Ms. Wood and Messrs. Breeden and Lewis. The Board of Directors adopted a revised charter for the Governance and Nominating Committee on May 5, 2009, a copy of which is available on the Company’s website as described above. The Governance and Nominating Committee is responsible for corporate governance matters, the initiation of nominations for election as a director of the Company, the evaluation of the performance of the Board of Directors, and the determination of compensation of outside directors of the Company. All of the members of the Governance and Nominating Committee are independent under the New York Stock Exchange listing standards and the Board of Directors Independence Standards. The Governance and Nominating Committee held two meetings during fiscal year 2009.

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DIRECTOR COMPENSATION – The Board considers and determines outside director compensation each year, taking into account recommendations from the Governance and Nominating Committee. The Governance and Nominating Committee formulates its recommendation based on its review of director compensation practices at other companies. The Governance and Nominating Committee may delegate its authority to such subcommittees as it deems appropriate in the best interest of the Company and its shareholders. Management assists the Governance and Nominating Committee in its review by accumulating and summarizing market data pertaining to director compensation levels and practices. Also, in June 2008, the Governance and Nominating Committee retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as an external director compensation consultant to evaluate the design and competitiveness of the director compensation program. Frederic Cook provided the Committee with an overview of the current director compensation program, a competitive analysis of total director compensation, and an analysis of emerging trends in director compensation, and made recommendations concerning the structure of the Company’s director compensation program. Based on recommendations from the aforementioned parties, the Board made certain modifications to the director compensation program on June 11, 2008 for fiscal year 2009.

From May 1, 2008 through June 11, 2008, directors who were not employed by the Company or its subsidiaries received a retainer at an annual rate of $50,000. In addition, non-employee directors received meeting fees of $2,000 for each Board meeting attended, committee chairman fees of $2,000 for each committee meeting chaired, and meeting fees of $1,200 for each committee meeting attended in a capacity other than as chairman. The chairman of the audit committee received an annual committee chairman’s fee of $7,500, which the audit committee chairman could choose to receive in cash or shares of the Company’s common stock.

During the remainder of fiscal year 2009, the retainer paid to directors who were not employed by the Company or its subsidiaries was reduced to an annual rate of $40,000. In addition, non-employee directors received meeting fees of $2,000 for each Board meeting attended (subject to a maximum of 10 Board meetings per fiscal year) and $1,200 for each committee meeting attended (subject to a maximum of 10 committee meetings per fiscal year for each committee). The chairman of each Board committee receives an annual committee chairman’s fee as follows: audit committee - $15,000 (or $7,500 per co-chairman); compensation committee — $10,000 (or $5,000 per co-chairman); governance and nominating committee — $10,000 (or $5,000 per co-chairman); and finance committee - $10,000 (or $5,000 per co-chairman). The non-executive Chairman of the Board receives an annual retainer in the form of deferred stock units valued at $150,000 under the 2008 Deferred Stock Unit Plan for Outside Directors, which is more fully described below.

The 1989 Stock Option Plan for Outside Directors (the “1989 Stock Option Plan”) was terminated by the Board of Directors on June 11, 2008 (except with respect to outstanding options thereunder). The 1989 Stock Option Plan provided for the grant of stock options on June 30 of each year in which the 1989 Stock Option Plan was in effect to non-employee directors of the Company. The options granted under the 1989 Stock Option Plan were fully vested and immediately exercisable as of the date of grant. All outstanding options granted under the 1989 Stock Option Plan expire ten years after the date of grant.

The 2008 Deferred Stock Unit Plan for Outside Directors (the “2008 Stock Unit Plan”) was approved by the Governance and Nominating Committee and the Board of Directors on June 11, 2008, and was approved by the Company’s shareholders on September 4, 2008. The 2008 Stock Unit Plan provides for the grant of deferred stock units to directors of the Company or its subsidiaries who are not employees of the Company or any of its subsidiaries. The Plan specifies that the Board of Directors may make grants of deferred stock units to outside directors in its sole discretion. The number of deferred stock units credited to an outside director’s account pursuant to an award is determined by dividing the dollar amount of the award by the average current market value per share of the Company’s Common Stock for the ten consecutive trading dates ending on the date the deferred stock units are granted to the outside director. The current market value generally is the closing sales price as reported on the New York Stock Exchange. If an outside director terminates service with the Company for reason other than death, deferred stock units will be paid to such outside director, in shares of Common Stock, in one lump sum on the six month anniversary date of the termination of service. If an outside director dies prior to the payment in full of all amounts due such outside director under the Plan, the balance of the outside director’s deferred stock unit account will be paid to the outside director’s beneficiary, in shares of Common Stock, in a lump sum within 90 days following the outside Director’s death. The maximum number of shares of Common Stock that may be paid out under the Plan is 300,000.

On September 4, 2008, deferred stock unit awards were approved as follows: (i) for the one-year period ending September 4, 2008, $100,000 in value of deferred stock units for former directors Henry F. Frigon and Roger W. Hale and for Messrs. Bloch, Breeden, Gerard, Lauer, Lewis, Seip and Shaw, and $16,667 in value of deferred stock units for Ms. Wood and (ii) for the one-year period beginning September 4, 2008, $100,000 in value of deferred stock units

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for Ms. Wood and Messrs. Bennett, Bloch, Breeden, Gerard, Lauer, Lewis, Seip and Shaw. The grant date of these awards was October 1, 2008.

The Company also offers to its non-employee directors free business travel insurance in connection with Company-related travel. In addition, the H&R Block Foundation will match gifts by non-employee directors to any 501(c)(3) organization up to an annual aggregate limit of $5,000 per director per calendar year.

The Board has adopted stock ownership guidelines regarding stock ownership by Board members. The Board member ownership guidelines provide for non-employee directors to own shares of Company stock with an aggregate value generally exceeding five times the annual retainer paid to them.

DIRECTOR COMPENSATION TABLE –

The following table sets forth director compensation for non-employee directors for fiscal year 2009.

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Alan M. Bennett(5)	42,000	101,534	-0-	-0-	143,534

Thomas M. Bloch	69,700	203,068	-0-	5,000	277,768

Richard C. Breeden(6)	77,850	203,068	-0-	3,500	284,418

Henry F. Frigon(7)	33,300	101,534	-0-	5,000	139,834

Robert A. Gerard	82,800	203,068	-0-	-0-	285,868

Roger W. Hale(7)	44,900	101,534	-0-	-0-	146,434

Len J. Lauer	80,250	203,068	-0-	-0-	283,318

David B. Lewis	88,425	203,068	-0-	5,000	296,493

Tom D. Seip	84,000	203,068	-0-	5,000	292,068

L. Edward Shaw, Jr.(6)	78,100	203,068	-0-	-0-	281,168

Christianna Wood(8)	44,400	118,457	-0-	5,000	167,857

NOTES:

(1)	This column includes, as applicable, the annual director’s fee, meeting fees for each Board and committee meeting attended and committee chairman fees for fiscal year 2009.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123R”), with respect to fiscal year 2009 for the fair value of deferred stock units granted during fiscal year 2009. The grant date fair value of the deferred stock unit award matches the amounts included in this column as the deferred stock unit awards were fully vested on their date of grant. Each deferred stock unit granted on October 1, 2008 was valued at $23.76, the closing price of the Company’s common stock on that date. For further information concerning deferred stock unit valuation assumptions, refer to Item 8, Note 12 “Stock-Based Compensation” of the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2009, as filed with the SEC.

(3)	No stock options to purchase the Company’s common stock were granted to individuals serving as outside directors during fiscal year 2009. As of April 30, 2009, the following stock options were outstanding: Mr. Bennett – 150,000 (granted to Mr. Bennett when he was serving as Chief Executive Officer of the Company); Mr. Bloch – 60,000; Mr. Breeden – 37,595; Mr. Frigon – 68,000; Mr. Gerard – 0; Mr. Hale – 60,000; Mr. Lauer – 16,000; Mr. Lewis – 24,000; Mr. Seip – 48,000; Mr. Shaw – 0; and Ms. Wood – 0.

(4)	This column includes, as applicable, the cost of business travel insurance and the H&R Block Foundation matching amount on contributions to 501(c)(3) organizations.

(5)	Elected to serve as a director as of the annual meeting on September 4, 2008.

(6)	Pursuant to the governing documents of Breeden Capital Management LLC and related investment funds, compensation received by Messrs. Breeden and Shaw for service as directors of the Company is turned over to the investment funds. Messrs. Breeden and Shaw have no interest in such compensation other than to the extent of their pro rata ownership interest in the investment funds.

(7)	Ceased to serve as a director as of the annual meeting on September 4, 2008.

(8)	Elected to serve as a director as of July 1, 2008.

CORPORATE GOVERNANCE – Our Board of Directors operates under Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board level and management level, with a view to enhancing shareholder value over the long term. The Guidelines also assure that the Board will have the

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necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are not intended to be a static statement of the Company’s policies, principles and guidelines, but are subject to continual assessment and refinement as the Board may determine advisable or necessary in the view of the best interests of the Company and its shareholders.

It is the Board’s policy, and the Company’s Articles require, that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company. As Chairman, Mr. Breeden leads all meetings of the Board, including executive sessions of the non-employee directors held at each regular meeting of the Board.

As further described in the Guidelines, the Board believes that a substantial majority of the Board should consist of directors who are independent under the New York Stock Exchange listing standards. As described below, eight of the Board’s ten current directors are independent directors within the meaning of the Company’s Board of Directors Independence Standards (the “Independence Standards”) and the New York Stock Exchange listing standards.

The New York Stock Exchange listing standards provide that a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Independence Standards to assist the Board in determining whether a director has a material relationship with the Company.

In June 2009, the Board conducted an evaluation of director independence regarding the current directors and nominees for director, based on the Independence Standards and the New York Stock Exchange listing standards. In connection with this review, the Board evaluated commercial, charitable, consulting, familial and other relationships between each director or immediate family member and the Company and its subsidiaries. As a result of this evaluation, the Board affirmatively determined that Messrs. Bennett, Breeden, Gerard, Lauer, Lewis, Shaw and Seip and Ms. Wood are independent. Additionally, the Board affirmatively determined in June 2008 that Messrs. Frigon and Hale (former directors) were independent based on the Independence Standards and the New York Stock Exchange listing standards.

Finally, all directors, officers and employees of the Company must act ethically and in accordance with the policies comprising the H&R Block Code of Business Ethics and Conduct (the “Code”). The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Company intends to post any amendments to or waivers of the Code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on our website.

DIRECTOR NOMINATION PROCESS – The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Governance and Nominating Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, information technology), the Company’s business environment, educational and professional background, ability to work well with other Board members, analytical ability and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.

The Governance and Nominating Committee may seek the input of the other members of the Board and management in identifying candidates who meet the criteria outlined above. In addition, the Governance and Nominating Committee may use the services of consultants or a search firm. The Committee will consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination by the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee

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uses the same process for evaluating all candidates for nomination by the Board, including those recommended by shareholders. The Company’s Bylaws permit persons to be nominated as directors directly by shareholders under certain conditions. To do so, shareholders must comply with the advance notice requirements outlined in the “Shareholder Proposals and Nominations” section of this proxy statement.

COMMUNICATIONS WITH THE BOARD – Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Please indicate on the envelope whether the communication is from a shareholder or other interested party. All such communications will be forwarded to the director or directors to whom the communication is addressed.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS – Although the Company has no specific policy regarding director attendance at its annual meeting, all directors are encouraged to attend. Board and Committee meetings are held immediately preceding and following the annual meeting, with directors attending the annual meeting. All of the Company’s directors attended last year’s annual meeting.

ITEM 2 –

THE APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY’S EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES –

We believe that our compensation programs and policies reflect an overall pay for performance culture which is strongly aligned to the long term interests of our shareholders. We are committed to the successful execution of specific strategies that will drive consistent delivery of shareholder value. As part of that commitment, and in accordance with the Company’s Amended and Restated Bylaws, the Board is providing H&R Block’s shareholders with an annual opportunity to endorse or not endorse our executive compensation program, commonly known as a “Say on Pay” proposal.

The Compensation Committee of the Board has overseen the development of a compensation program designed to achieve pay-for-performance and alignment with long-term shareholder interests, as described more fully in the “Compensation Discussion and Analysis” beginning on page 21. The compensation program was designed in a manner that we believe delivers appropriate recognition for contributing to current business results, while at the same time motivating and retaining executives to enhance future business results.

As further evidence of our commitment to a pay-for-performance compensation philosophy and to recognize our failure to meet a significant portion of our pre-established performance targets for fiscal year 2009, we implemented the following actions in our executive compensation program:

■	No base pay merit increases were awarded to any of our executives

■	No or minimal performance based short-term incentive (“STI”) awards were provided to any of our executives

■	Decreased long-term incentive value awarded to our executives

These actions are not a one-time event; the Company will continue to take the necessary steps to link business performance to executive compensation awards to exemplify our full commitment to pay-for-performance.

In addition, the Compensation Committee continually reviews best practices in executive compensation in order to insure that H&R Block’s executive compensation program achieves the desired goals of pay-for-performance and alignment with long-term shareholder interests. As a result of this review process, the Compensation Committee and the Board revised H&R Block’s executive compensation practices during the Company’s 2008 and 2009 fiscal years by:

■	Introducing a new equity vehicle of “premium priced options” to attract our new CEO and place significant emphasis on balanced wealth creation for both the shareholders and the most senior member of our Company

■	Revising long-term equity award methodology to ensure that both value and number of shares granted are reviewed annually to balance share price volatility with competitiveness of award

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■	Instituting a “double trigger” on any acceleration of equity awards that result from a “Change in Control” of the Company.

■	Eliminating the Company’s match under the H&R Block Deferred Compensation Plan for Executives

These changes along with executive stock ownership guidelines, limited executive perquisites, and conservative severance multiples all contribute to an executive compensation program that is competitive yet strongly aligned to shareholders’ interests.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following “Say on Pay” resolution:

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 3 –

ADOPTION OF AMENDMENT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN –

THE PROPOSAL – The Board of Directors has adopted an amendment to the 2003 Long-Term Executive Compensation Plan, as amended (the “2003 Plan”), to increase by 4,000,000 the aggregate number of shares the Company is authorized to issue under such Plan. As more fully described below this would increase the number of shares authorized to be issued under the 2003 Plan from 10,000,000 to 14,000,000.

AS DESCRIBED MORE FULLY BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

BACKGROUND – The 2003 Plan was adopted by the Board of Directors of the Company on July 1, 2002 to replace the 1993 Long-Term Executive Compensation Plan, which preceded it. The 2003 Plan was approved by the shareholders of the Company on September 11, 2002 and became effective on July 1, 2003.

The purpose of the 2003 Plan is to provide long-term incentives and rewards to senior executives and key employees responsible for the growth of the Company and creation of value for shareowners. The Board of Directors believes that incentive stock options, nonqualified stock options, restricted shares of the Company’s Common Stock (“Common Stock”) and other awards available for grant under the 2003 Plan provide a form of incentive that, if properly designed, can align the economic interests of management and other key employees with those of the Company’s shareholders.

Currently, the 2003 Plan authorizes the Company to issue up to 10,000,000 shares of Common Stock pursuant to awards made under the Plan. The Board may make equitable adjustments to such aggregate number in the event of any changes to the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split-up, or combination or reclassification of shares. The aggregate number of shares of Common Stock authorized for issuance reflects the two-for-one Common Stock split effected August 22, 2005.

In addition to the 2003 Plan, the 1999 Stock Option Plan for Seasonal Employees (the “Seasonal Plan”) authorizes the Company to issue up to 46,000,000 shares of Common Stock under various types of incentive awards. Through June 30, 2009, 34,919,914 options, net of forfeitures, have been awarded under the Seasonal Plan, of which 7,064,610 remain outstanding. The Company has decided to terminate the Seasonal Plan, except with respect to outstanding options thereunder. As a result of termination of the Seasonal Plan, 11,080,086 shares of

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Common Stock formerly available for issuance will be left unused permanently. This termination (and the resulting 11,080,086 share decrease) will be effective whether or not the amendment increasing the authorized shares under the 2003 Plan by 4,000,000 shares is approved.

MATERIAL FEATURES OF THE 2003 PLAN – The material features of the 2003 Plan are summarized below. The only aspect of the Plan being changed by the proposed amendment is the number of shares available for issuance. All other provisions of the Plan described herein would remain as already in effect. The summary is qualified in its entirety by reference to the specific provisions of the 2003 Plan, as proposed to be amended, the full text of which is set forth as Appendix A to this proxy statement.

ADMINISTRATION – The 2003 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). All members of the Committee are non-employee directors of the Company and such members are not eligible to participate in the 2003 Plan. The Committee has the authority to determine, within the limits of the express provisions of the 2003 Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Committee may delegate to the Chief Executive Officer of the Company the authority to make such determinations, provided that any authority so delegated may not apply to awards to executive officers of the Company and may be exercised only in accordance with the 2003 Plan and any guidelines, rules and limitations which the Committee may prescribe.

ELIGIBLE PARTICIPANTS AND PLAN SHARES – The Committee may grant awards to any employee of the Company or its direct or indirect subsidiaries, or to the Company’s non-executive Chairman of the Board. The highest number of persons employed by subsidiaries of the Company during the fiscal year ended April 30, 2009, including seasonal employees, was approximately 125,756. The Company anticipates that for the foreseeable future participation in the 2003 Plan will not include part time or seasonal employees. There are today approximately 9,000 full time employees. Such number may increase with acquisitions by the Company or through internal growth. No ISO may be granted to an employee owning more than 10% of the combined voting power of all classes of stock of the Company.

Shares of Common Stock not actually issued (as a result, for example, of the lapse of an option, the failure of a recipient to earn an award, the payment of an award in cash or a combination of cash and Common Stock or the payment in respect of an award through cashless exercise) are available for issuance pursuant to further grants. Each year, some awards made under 2003 Plan in previous years expire, are cancelled or are forfeited, and the shares of Common Stock underlying those awards again become available for issuance under the Plan. The Company has had in the past, and has currently, outstanding awards under the 2003 Plan in excess of the number of shares issuable under the Plan. For example, the total of all shares issued under the 2003 Plan plus outstanding awards under the 2003 Plan at April 30, 2009 aggregated approximately 12,500,000 shares and currently aggregates approximately 13,000,000 shares.

Based on outstanding awards and the Company’s expiration, cancellation and forfeiture experience, the Company does not anticipate that shares to be issued under currently outstanding awards would exceed the number of shares issuable under the 2003 Plan. The Compensation Committee will in any event exercise its authority under the 2003 Plan to prevent any issuance in excess of the number of shares issuable. Nonetheless, upon becoming aware of the practice of making awards in excess of the number of shares issuable under the 2003 Plan, the Board of Directors has directed that this practice shall cease. Therefore, going forward (except for awards covering approximately 50,000 shares already approved by the Compensation Committee regarding new employees), awards will only be made under the 2003 Plan if after such award the total number of shares subject to all awards outstanding at the time will not exceed the number of shares remaining available for issuance under the Plan.

If the amendment to the 2003 Plan to increase by 4,000,000 the number of shares authorized for issuance is passed by shareholders, this increase would cover outstanding awards in excess of the current number of issuable shares and provide sufficient shares for additional grants that may be appropriate before the annual meeting of shareholders in 2010. The Compensation Committee and the Board of Directors expect to conduct a comprehensive review of equity compensation plans, policies and practices prior to the annual meeting of shareholders in 2010 and to propose such amendments as are appropriate to equity compensation programs at that time. Such potential amendments could include amendments to increase the number of shares that may be issued under the 2003 Plan, although the Company will not consider any such further amendments until the Board’s review of equity incentive programs has been completed.

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TYPES OF AWARDS – Awards under the 2003 Plan may include shares of Common Stock, Restricted Shares, nonqualified stock options, incentive stock options (“ISOs”), stock appreciation rights (“SARs”), performance shares, performance units, as well as other types of awards that the Committee in its discretion may determine are consistent with the objectives and limitations of the 2003 Plan. Shares of Common Stock to be delivered or purchased under the 2003 Plan may be either authorized but unissued Common Stock or treasury shares.

Restricted Shares are shares of Common Stock issued to a recipient subject to such terms and conditions, including, without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance. A SAR is the right to receive cash, Common Stock or both based on the increase in the market value of the shares of Common Stock covered by such SAR from the initial date of the performance period for such SAR to the date of exercise. A “performance share” is the right to receive, upon satisfying designated performance goals within a performance period, cash, Common Stock or both based on the market value of shares of Common Stock covered by such performance shares at the close of the performance period. A “performance unit” is the right to receive cash, Common Stock or both upon satisfying designated performance goals within a performance period.

The Committee may determine that all or a portion of an award may be deferred, that it may be vested at such times and upon such terms as the Committee may select, or that a recipient must be an employee at the time the award is paid or exercised. An employee may be granted multiple awards in any one calendar year, provided that the aggregate number of shares of Common Stock subject to such awards under the 2003 Plan may not exceed 1,000,000. The 2003 Plan provides that ISOs may be granted to a recipient during a calendar year only if the aggregate fair market value (determined as of the time an ISO is granted) of Common Stock with respect to which ISOs are exercisable for the first time by such recipient during any calendar year under the 2003 Plan and any other “incentive stock option plans” maintained by the Company does not exceed $100,000. No ISO is exercisable later than ten years after the date it is granted.

Neither the Company nor any subsidiary receives from the recipient of an award any monetary consideration for the granting of the award.

ASSIGNABILITY – No award granted pursuant to the 2003 Plan is transferable or assignable by its recipient other than by will or the laws of descent and distribution; provided, however, that a recipient who was granted an award in consideration for serving as the Company’s non-executive Chairman of the Board may transfer or assign an award to an entity that is or was a shareholder of the Company at any time during which the recipient served as the Company’s non-executive Chairman of the Board (a “Shareholder Entity”) if (i) the recipient is affiliated with the manager of the investments made by such Shareholder Entity or otherwise serves on the Company’s Board of Directors at the Shareholder Entity’s direction or request, and (ii) pursuant to the Shareholder Entity’s governance documents or any regulatory, contractual or other requirement, any consideration the recipient may receive as compensation for serving as a director of the Company must be transferred, assigned, surrendered or otherwise paid to the Shareholder Entity.

ANTI-DILUTION PROTECTION – In the event of any changes in the capital structure of the Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Board of Directors is empowered to make such equitable adjustments with respect to awards or any provisions of the 2003 Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of Common Stock subject to the Plan, the number of shares of Common Stock subject to an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

MARKET VALUE RESTRICTIONS – The amounts of certain awards are based on the market value of a share of Common Stock at a specified point in time. The exercise price per share of Common Stock under each nonqualified stock option or ISO granted under the 2003 Plan, which is paid to the Company at the time of the exercise, shall be determined by the Committee, but may not be less than the market value of such Common Stock on the date of grant of such option. The exercise price for each option will remain constant during the life of the option, subject to adjustment pursuant to the anti-dilution provisions of the 2003 Plan described above. The market value of a share of Common Stock on the date an SAR is granted shall be the base value of such SAR. On August 6, 2009, the last reported sale price of the Company’s Common Stock on the New York Stock Exchange was $16.88 per share.

AMENDMENTS AND TERMINATIONS – The Board of Directors may at any time terminate or amend the 2003 Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards theretofore made under the Plan without the consent of the recipient. No amendment may be made that

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would increase the maximum number of shares of Common Stock that may be issued under the 2003 Plan (unless such increase is a result of a change in the capital structure of the Company), change the termination date of the 2003 Plan, or delete or amend the market value restrictions contained in the 2003 Plan on the stock option exercise price or the base value of an SAR without the prior approval of the holders of a majority of the outstanding shares of Common Stock represented in person or by proxy at a duly constituted meeting of shareholders. The Committee may grant Awards at any time prior to July 1, 2013, on which date the 2003 Plan will terminate except as to Awards then outstanding thereunder, which Awards shall remain in effect until they have expired according to their terms or until July 1, 2023, whichever first occurs.

NEW PLAN BENEFITS – Awards under the 2003 Plan are granted at the discretion of the Compensation Committee, and, accordingly, the exact types and amounts of any future awards to be made by the Committee to participants pursuant to the 2003 Plan are not yet determinable. In addition, the value of awards granted under the 2003 Plan will depend on a number of factors, including the fair market value of our Common Stock on future dates and the exercise decisions made by the participants. (See also “Eligible Participants and Plan Shares” above.) Consequently, it is not possible to determine the benefits that might be received by participants receiving grants under the 2003 Plan. The table below sets forth awards made under the 2003 Plan during fiscal year 2009 to the persons or groups specified below:

	Dollar	Stock	Restricted	Performance
	Value	Options	Shares	Shares
Name of Individual or Group	($)(1)	(#)	(#)	(#)

Russell P. Smyth,	3,480,000	900,000	—	—
Chief Executive Officer

Becky S. Shulman,	475,831	96,401	—	5,463
Chief Financial Officer

Steven Tait,	571,006	115,681	—	6,556
President, RSM McGladrey Business Services, Inc.(2)

Timothy C. Gokey,	1,893,361	353,377	10,810	9,834
President, U.S. Tax Operations of HRB Tax Group, Inc.(3)

Tammy S. Serati,	285,504	57,841	—	3,278
Senior Vice President – Human Resources

Executive Officer Group(4)	4,094,822	1,012,468	3,572	5,463

Non-Executive Director Group	—	—	—	—

Non-Executive Officer Employee Group	26,681,544	1,760,015	833,755	77,537

NOTES:

(1)	The Black-Scholes valuation model was used to estimate the dollar value of stock options included within this amount. The dollar value included within this amount for restricted shares and performance shares was based on the closing market price of the Company’s stock on the applicable grant date.

(2)	Mr. Tait resigned as President of RSM McGladrey Business Services, Inc. as of April 30, 2009.

(3)	Mr. Gokey resigned as President of U.S. Tax Operations of HRB Tax Group, Inc. on May 8, 2009.

(4)	Excludes Messrs. Tait and Gokey who are no longer executive officers of the Company.

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STOCK OPTION AWARDS – The following table sets forth certain information regarding stock option awards made under the 2003 Plan during fiscal year 2009 for (i) the Named Executive Officers (excluding Mr. Bennett), (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, (iv) each nominee for election as a director, (v) each person who has received 5% or more of such options, and (vi) all employees, including all current officers who are not executive officers, as a group. The Company is not aware of any associates of any of the persons listed in (i)-(iv) above who have received options.

Stock
Options
Name of Individual or Group	(#)

Russell P. Smyth, Chief Executive Officer and Director Nominee	900,000

Becky S. Shulman, Chief Financial Officer	96,401

Steven Tait, President, RSM McGladrey Business Services, Inc.(1)	115,681

Timothy C. Gokey, President, U.S. Tax Operations of HRB Tax Group, Inc.(2)	353,377

Tammy S. Serati, Senior Vice President – Human Resources	57,841

Current Executive Officer Group(3)	1,012,468

Non-Executive Director Group	—

Alan M. Bennett, Director Nominee	—

Thomas M. Bloch, Director Nominee	—

Richard C. Breeden, Director Nominee	—

Robert A. Gerard, Director Nominee	—

Len J. Lauer, Director Nominee	—

David B. Lewis, Director Nominee	—

Tom D. Seip, Director Nominee	—

L. Edward Shaw, Jr., Director Nominee	—

Christianna Wood, Director Nominee	—

Non-Executive Officer Employee Group	1,760,015

NOTES:

(1)	Mr. Tait resigned as President of RSM McGladrey Business Services, Inc. as of April 30, 2009.

(2)	Mr. Gokey resigned as President of U.S. Tax Operations of HRB Tax Group, Inc. on May 8, 2009.

(3)	Excludes Messrs. Tait and Gokey who are no longer executive officers of the Company.

FEDERAL INCOME TAX CONSEQUENCES – The federal income tax consequences of the issuance and/or exercise of awards under the 2003 Plan are described below. The following information is not a definitive explanation of the tax consequences of the awards, and recipients should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Common Stock Awards – The recipient of a Common Stock award will recognize ordinary income for federal income tax purposes at the time of receipt of Common Stock in an amount equal to the fair market value of the Common Stock received. The Company will be entitled to a deduction for such amount as and when the ordinary income is recognized by the recipient. Upon disposition of any Common Stock received, the recipient will recognize long-term or short-term capital gain or loss, depending upon the period for which the recipient has held the shares, in an amount equal to the excess of the selling price over the fair market value of such shares on the date of receipt.

Restricted Shares – A recipient will not be taxed on the date of an award of Restricted Shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the recipient, within 30 days after transfer of such Shares to the recipient, elects under Section 83(b) of the Code to include in income the fair market value of the Restricted Shares as of the date of such transfer. The Company will be entitled to a corresponding deduction. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this

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purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). Dividends received by a recipient during the restricted period will be taxable to the recipient at ordinary income tax rates and will be deductible by the Company unless the recipient has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the recipient as dividends and will not be deductible by the Company.

Incentive Stock Options – The 2003 Plan qualifies as an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Code. A recipient who is granted an ISO will not recognize any taxable income for federal income tax purposes on either the grant or the exercise of the ISO.

If the recipient disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the transfer of the shares to him (the required statutory “holding period”), (a) the recipient will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) the Company will not be entitled to a deduction with respect to the shares of stock so issued.

If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, or (ii) the gain on the sale. The Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the recipient. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss.

The excess of the fair market value of the shares on the date of exercise over the option price is a minimum tax addition. A corresponding minimum tax subtraction is allowed in the year in which the shares are disposed. See “Alternative Minimum Tax,” below.

Nonqualified Stock Options – The recipient of a nonqualified stock option under the 2003 Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient. Upon disposition of the shares purchased pursuant to the stock option, the recipient will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the recipient as ordinary income.

Stock Appreciation Rights – A recipient who is granted stock appreciation rights will not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (a) the recipient will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of the Company’s Common Stock from the date of grant of the SAR to the date of exercise) and (b) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the recipient.

Performance Shares and Performance Units – A recipient of performance shares or performance units will not recognize any income for federal income tax purposes on the date of the grant of the right to receive performance shares or units. The recipient will recognize ordinary income for federal income tax purposes at the time of receipt of cash and/or Common Stock with respect to the performance shares or units in an amount equal to the excess, if any, of the fair market value of the performance shares or units on the date received over the price of the performance shares or units on the date of grant. The Company will be entitled to a deduction on the date of receipt of the performance shares by the recipient in an amount equal to the ordinary income recognized by the recipient. Upon disposition of any stock received, the recipient will recognize long-term or short-term capital gain or loss depending upon the period for which he or she has held the stock in an amount equal to the difference between the amount realized and the fair market value of the stock on the date of receipt.

ALTERNATIVE MINIMUM TAX – In addition to the federal income tax consequences described above, a recipient may be subject to the alternative minimum tax (“AMT”), which is payable only to the extent it exceeds the recipient’s regular tax liability. The AMT is assessed on the recipient’s alternative minimum taxable income in excess of an exemption amount that varies by filing status. For purposes of computing the AMT, the alternative minimum taxable income is equal to taxable income (1) increased by tax preference items and (2) increased or reduced by certain AMT “adjustments.” Federal law currently provides for a minimum tax credit that may be

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applied against the recipient’s regular tax liability in years following a year in which the recipient is subject to AMT. The minimum tax credit is limited to the excess, if any, of the regular tax over the tentative AMT for the year. Any credit not used because of the limitation may be carried forward indefinitely.

EFFECTIVE DATE – The amendment to the 2003 Plan shall be effective immediately on the date of its approval by shareholders. If the amendment is not approved by such shareholders, the 2003 Plan will remain in effect as it currently exists, without the increase in available shares that the proposed amendment would authorize.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS – See “Equity Compensation Plans” on page 45.

APPROVAL REQUIREMENTS – The affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on this proposal, is necessary for the approval of the amendment to the 2003 Plan. Shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on the proposal are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 4 –

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS –

The Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as independent accountants to audit the Company’s financial statements for the fiscal year ending April 30, 2010. A representative of Deloitte is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire. For additional information regarding the Company’s relationship with Deloitte, please refer to the “Audit Committee Report” on page 19.

KPMG LLP (“KPMG”) had previously served as the Company’s independent accountants from July 10, 2003 until September 20, 2007, at which time the Company dismissed KPMG as the Company’s independent accountants. The decision to dismiss KPMG was recommended and approved by the Audit Committee of the Company’s Board of Directors (the “Audit Committee”).

The audit reports of KPMG on the consolidated financial statements as of April 30, 2007 and 2006 and for the years then ended contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The audit reports of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended April 30, 2007 and 2006, and through September 20, 2007, (i) there was no “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weakness in internal control in financial reporting related to the valuation of certain residual interests in securitizations, which KPMG advised the Company of and was reported by the Company in its quarterly report on Form 10-Q for the quarter ended January 31, 2007. The material weakness was remediated as of April 30, 2007 and, as indicated above, KPMG issued an unqualified report on the Company’s internal control over financial reporting as of April 30, 2007. The Audit Committee discussed the material weakness with KPMG, and the Company has authorized KPMG to respond fully to inquiries from KPMG’s successor regarding the material weakness.

The Company requested that KPMG furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements contained in the preceding two paragraphs. Such letter, dated September 24, 2007, was filed as an exhibit to the Current Report on Form 8-K filed by the Company on September 24, 2007.

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On October 12, 2007, the Audit Committee engaged Deloitte as its independent accountants for the fiscal year ending April 30, 2008. During the Company’s fiscal years ended April 30, 2007 and 2006, and the interim period prior to the engagement of Deloitte, neither the Company nor any one acting on its behalf consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

AUDIT COMMITTEE REPORT –

The Company’s management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company’s disclosure controls and procedures and internal control over financial reporting. The Company’s independent accountants are responsible for (i) auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States and (ii) auditing management’s assessment of the Company’s internal control over financial reporting and expressing an opinion on such assessment. The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, the independent accountants and the internal auditor to review and oversee matters relating to the Company’s financial statements, internal audit activities, disclosure controls and procedures and internal control over financial reporting and non-audit services provided by the independent accountants.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent accountants, the Company’s audited financial statements for the fiscal year ended April 30, 2009. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standard No. 114, The Auditor’s Communication With Those Charged With Governance and Rule 2-07, Communication with Audit Committees, of Regulation S-X, of the U.S. Securities and Exchange Commission, relating to communication with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence; has discussed with Deloitte their independence from the Company and its management; and has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2009, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
David Baker Lewis, Chairman
Alan M. Bennett
Tom D. Seip
L. Edward Shaw, Jr.

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AUDIT FEES –

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended April 30, 2009 and 2008 and fees billed for other services rendered by Deloitte & Touche LLP for such years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year. Amounts previously disclosed for fiscal 2008 fees have been adjusted to reflect actual billings for certain services rather than previous estimates.

Fiscal Year	2009	2008

Audit fees(1)	$4,336,801	$8,388,184	(2)

Audit-related fees	183,290	106,141

Tax fees	342,396	821,560

All other fees	—	116,651	(3)

Total fees	$4,862,487	$9,432,536

(1)	Audit fees in fiscal year 2008 were greater than fiscal year 2009 due primarily to reduced audit scope relating to the disposition of certain businesses as well as transition-related audit fees attributable to the change in independent auditors during the second quarter of fiscal year 2008.

(2)	Excludes fees of $848,120 paid to KPMG LLP while they served as our independent accountants during fiscal year 2008.

(3)	Excludes fees of $149,310 paid to KPMG LLP while they served as our independent accountants during fiscal year 2008.

Audit Fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Amounts included above consist of fees incurred relating to comfort letter procedures for registration statement filings and other audit-related services.

Tax Fees consist of fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning, tax consultation and tax advice. Amounts included above consist of fees incurred relating to transfer pricing studies and other tax advisory services.

All other fees are fees billed for professional services that were not the result of an audit or review.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor’s independence. Under the Audit Committee’s pre-approval policy, the terms and fees of the annual audit engagement require specific Audit Committee approval. Other types of service are eligible for general pre-approval. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific Audit Committee pre-approval. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

General pre-approval granted under the Audit Committee’s pre-approval policy extends to the fiscal year next following the date of pre-approval. The Audit Committee reviews and pre-approves services that the independent auditor may provide without obtaining specific Audit Committee pre-approval on an annual basis and revises the list of general pre-approved services from time to time. In determining whether to pre-approve audit or non-audit services (regardless of whether such approval is general or specific pre-approval), the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole and no one factor should necessarily be determinative. The Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for Audit Services and fees for Audit-Related Services, Tax Services and All Other Services.

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The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2009 fiscal year was compatible with maintaining the independent accountant’s independence.

EXECUTIVE COMPENSATION –

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION – We are committed to increasing shareholder value through profitable growth and the execution of specific strategies for our businesses. Superior performance by our executive officers and management team is essential to achieving that goal. To that end, we have designed our executive compensation program to attract, retain, motivate and reward a high-performing executive team.

For the fiscal year ended April 30, 2009, our named executive officers (“NEOs”) consisted of the following:

Officers

Russell P. Smyth	President and Chief Executive Officer

Becky S. Shulman	Senior Vice President and Chief Financial Officer

Steven Tait*	President, RSM McGladrey Business Services, Inc.

Timothy C. Gokey**	President, U.S. Tax Operations of HRB Tax Group, Inc.

Tammy S. Serati	Senior Vice President, Human Resources

Former Officer

Alan M. Bennett	Former Chief Executive Officer

*	Mr. Tait resigned as President of RSM McGladrey Business Services as of April 30, 2009.

**	Mr. Gokey resigned as President of U.S. Tax Operations of HRB Tax Group, Inc. on May 8, 2009.

EXECUTIVE COMPENSATION PHILOSOPHY AND CORE PRINCIPLES – Our philosophy is to link executive compensation closely to shareholder value creation. This linkage may be direct to total shareholder return, or to financial, operational, and individual measures that we believe ultimately drive shareholder value. We establish performance objectives, consistent with our business planning process, that reflect meaningful progress toward strategy execution and shareholder value creation. Our executive compensation programs are designed to achieve pay for performance and alignment with long-term shareholder interests.

When determining the type and amount of executive compensation, we emphasize the direct elements of pay (current cash compensation and long-term, equity-based compensation) as opposed to other, more indirect pay programs (i.e., executive benefits and perquisites). We combine these components in a manner we believe delivers appropriate recognition for contributing to current business results, while at the same time motivating our executives to enhance future business results. We determine the mix between cash compensation and long-term, equity-based compensation based on market competitiveness and what we believe will motivate our executive team to achieve our business objectives.

The Compensation Committee works with compensation consultants to define the appropriate market for executive compensation and benchmark our executive compensation program against that market each year. We benchmark pay relative to a specific group of peer companies (the “Peer Group”) based on publicly disclosed information. We also review pay data from multiple survey sources, reflective of general industry pay levels for companies of relevant size, including the 25th, 50th and 75th percentile market pay data for each of the NEOs. For fiscal year 2009, these survey sources were the Hewitt TCM Executive Survey, the Mercer Benchmark Database Survey, the Towers Perrin CDB Executive Survey and the Watson Wyatt Top Management Survey. The Compensation Committee reviews summary market data to confirm that the market references are appropriate for our business and the industries in which we compete for executive talent. For current and former NEOs, Peer Group data and survey data are considered to develop market references.

Generally, our philosophy is for targeted total compensation to approximate the market median with a significant portion of pay tied to performance, although individual executive officers may have targeted total pay above or below market median to reflect factors such as experience, role, performance, etc. The Compensation Committee generally sets performance objectives so that targeted total compensation levels

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can be achieved only when targeted business performance objectives are met. Consequently, executives may receive total compensation substantially above or below targeted levels depending upon business performance.

PEER GROUP – The Compensation Committee reviews the Peer Group annually and revises the Peer Group as circumstances warrant. In fiscal year 2009, we revised our Peer Group to reflect our current business and, in particular, our exit from the mortgage business. Generally, we established an objective process for identifying service-oriented (as opposed to manufacturing) companies of relevant size. More specifically, we identified members of the S&P 1500 that fall within service-oriented categories under the Global Industry Classification Standards (“GICS”). We then narrowed this group to the 40 companies immediately adjacent to us in terms of annual revenue (20 larger and 20 smaller), subject to the following additional constraints: (i) market capitalization approximately one half to twice our market capitalization at the time of analysis; (ii) market-capitalization-to-revenue ratio approximately one half to twice our ratio at the time of analysis; (iii) positive net income; and (iv) no more than 20% of the fiscal year 2009 Peer Group may fall within the financials sector as defined by GICS. The resulting Peer Group represents a broad spectrum of companies in service and service-related industries. The Peer Group for fiscal year 2009 consisted of the following companies:

Gamestop	Wyndham Worldwide
Bed Bath & Beyond	Cincinnati Financial
McGraw-Hill Companies	Washington Post
Whole Foods Market	Old Republic International
Avery Dennison	Fiserv
Autozone	Abercrombie & Fitch
Starwood Hotels & Resorts	Cintas
Pitney Bowes	Molex
Allied Waste Industries	Brinks
Ross Stores	Republic Services
Affiliated Computer Services	American Eagle Outfitters
Darden Restaurants	Protective Life
Advance Auto Parts	Tiffany & Co
Everest Re Group	Apollo Group Inc.
Fidelity National Information Services	Expedia
Robert Half	O’Reilly Automotive
Comerica	EW Scripps
M&T Bank	DST Systems
Legg Mason	Alliance Data Systems
Marshall & Isley	Equifax

USE OF EXTERNAL CONSULTANTS – The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”) as an external compensation consultant for objective advice and assistance on executive compensation matters. Semler Brossy advises the Committee on issues pertaining to executive compensation, including the assessment of market compensation levels, our pay positioning relative to the market, the mix of pay, incentive plan design, and other executive employment terms. Semler Brossy provides its advice based in part on prevailing and emerging market practices, as well as our specific business context. In fiscal year 2009, Semler Brossy performed no other services for the Company. It is the general policy of the Board that compensation consultants for the Compensation Committee must serve the Committee exclusively, and may not perform any other services for the Company at any time. The Compensation Committee has the right to terminate Semler Brossy’s services at any time.

EXECUTIVE EVALUATION PROCESS – Our Compensation Committee normally reviews our CEO’s performance each year against the financial, strategic and individual objectives established previously by the Board of Directors. Based upon its review, the Compensation Committee makes recommendations to the non-employee members of the Board of Directors regarding the CEO’s compensation. The non-employee members of the Board then determine the CEO’s compensation, taking into account the Compensation Committee’s recommendation and its own review of the CEO’s performance. During fiscal year 2009, we hired Russell P. Smyth to serve as our President and Chief Executive Officer. Mr. Smyth’s compensation for fiscal year 2009 was established during the course of negotiating his employment arrangement and thus was not subject to our normal CEO evaluation process.

Our Compensation Committee assesses the performance of other executive officers and approves the compensation of such officers, taking into account recommendations of the CEO. Our CEO and senior vice president of human resources assist the Compensation Committee in reaching compensation decisions regarding executives other than the CEO and the senior vice president of human resources. In addition, the CEO (with input

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from our senior executives) develops recommendations for the Board’s approval regarding performance goals under our incentive compensation programs. Executive officers do not play a role in determining their own compensation, other than discussing their annual performance reviews with their supervisor.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM – Our executive compensation program consists of four elements: base salary, short-term incentives, long-term incentives and benefits and perquisites. Each of our compensation elements fulfills one or more of our objectives of attracting, retaining, motivating and rewarding a high-performing executive team. These elements are evaluated by our Compensation Committee, which has authority to approve certain matters and makes recommendations to the Board regarding matters requiring Board approval (such as the compensation of our CEO and certain actions under plans in which the CEO participates). The Board takes these recommendations into account in making determinations.

Base Salary – We establish and pay base salaries at levels designed to enable us to attract and retain talented executives and to reward these executives for consistent high performance over a sustained time period. We determine executive base salaries based on the executive’s role, experience, and performance, as well as relative responsibilities within the Company and market data for similar positions.

For fiscal year 2009, base salaries for our NEOs were as follows:

	Fiscal Year	% Increase from
NEO	2009 Salary	Fiscal Year 2008

Officers

Russell P. Smyth	$950,000	n/a

Becky S. Shulman	381,600	6.0%

Steven Tait	486,875	2.5%

Timothy C. Gokey	490,200	3.2%

Tammy S. Serati	295,260	3.6%

Former Officer

Alan M. Bennett	900,000	0.0%

Mr. Smyth was hired to serve as our President and Chief Executive Officer beginning August 1, 2008 at a full-year base salary of $950,000. The increase for Ms. Shulman reflected a general market increase intended to move her base pay closer to market given the short tenure in her role as chief financial officer. The increases for Messrs. Tait and Gokey and Ms. Serati reflected a general increase to keep pace with market movement.

In light of the Company’s performance in fiscal year 2009 and the current economic climate, no increases in base salary were awarded to any of our NEOs for fiscal year 2010. Moreover, as noted above, Messrs. Tait and Gokey each have resigned as president of their respective business units and will thus not serve as NEOs in fiscal year 2010.

Short-Term Incentive Compensation – Our short-term incentive (“STI”) compensation program is designed to reward executives for achieving pre-established annual financial and strategic objectives. The financial performance goals are based on our fiscal year business plan, which is developed by the CEO (with input from other senior executives) and approved by the Board. Performance targets in general are tied directly to the business plan. Threshold and maximum performance goals are set above and below the target goals to establish an appropriate relationship between changes in performance and changes in pay. Each year, the Compensation Committee reviews the financial performance goals and other strategic performance objectives for use under the STI compensation program for the following year.

We pay STI compensation following completion of our fiscal year, and generally pay STI compensation only to the extent the Company (or applicable business unit) has met the applicable financial and strategic performance objectives previously reviewed and approved by the Compensation Committee for business unit-level executives and by the Board for corporate-level executives. Prior to payment, the Compensation Committee reviews and approves the STI compensation payouts for business unit-level executives, and the Board (based on Compensation Committee recommendations) reviews and approves STI compensation payouts for corporate-level executives. STI compensation payouts can range from 0% to 200% of the target award based on actual performance against previously established objectives.

STI compensation payouts generally are paid in cash. Any payouts in excess of 150% of the targeted payouts are paid in restricted shares of our common stock (“Restricted Stock STI Payouts”) under terms and restrictions identical to those of restricted stock awarded as long-term incentive compensation as described below. The

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amount of restricted stock awarded is calculated by dividing the cash value of the applicable incentive compensation by the last reported closing price for our common stock as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year (the date on which we historically have awarded restricted stock each year). We pay Restricted Stock STI Payouts to provide an incentive for sustained high performance over an extended time period.

Actions Pertaining to Fiscal Year 2009 STI Compensation.  In June 2008, the Compensation Committee recommended and the non-employee members of the Board approved the fiscal year 2009 STI performance criteria and objectives for corporate-level executive officers:

Criteria	Target	Weight

Continuing Operations Net Earnings (in millions)	$588.2	70.0%

Tax Segment Professional Services Clients (in thousands)	19,341	30.0%

		100%

These criteria were selected because they were believed to represent the key corporate and business unit drivers of shareholder value for fiscal year 2009. This performance framework emphasizes the importance of (i) our core businesses and (ii) client growth in our tax business as the key driver of shareholder value.

For business unit-level NEOs, STI performance criteria were weighted more towards business unit performance, with 30% of targeted STI compensation tied to corporate continuing operations net earnings and 70% based on business unit performance criteria (such as pre-tax earnings and client growth). This framework reflects the greater and more direct impact of business unit-level executives on their business units. These criteria were selected as the key corporate and business unit drivers of shareholder value.

The table below shows the target-level payouts under our 2009 STI program for our NEOs (the target opportunity for Mr. Smyth is prorated to reflect that he served as our president and chief executive office for only a portion of fiscal year 2009) and awards actually paid:

	(% of Base	Target	Actual
	Salary)	Opportunity	Award

Officers

Russell P. Smyth	110%	$783,750	$783,750

Becky S. Shulman	60%	228,960	-0-

Steven Tait	70%	340,813	-0-

Timothy C. Gokey	70%	343,140	59,363

Tammy S. Serati	50%	147,630	-0-

Former Officer

Alan M. Bennett	n/a	n/a	n/a

Mr. Smyth received the target level award pursuant to the terms of his negotiated employment agreement, which provided for a minimum guaranteed STI compensation award equal to 110% of his actual base salary paid for fiscal year 2009. Mr. Smyth was awarded a guaranteed minimum STI compensation payout as part of an overall compensation package intended to recruit and attract him to serve as our president and chief executive officer. For fiscal year 2009, Mr. Tait and Ms. Shulman and Ms. Serati received no STI compensation payout because the Company and its business services unit failed to meet any of its minimum threshold STI performance criteria. Mr. Gokey received an STI compensation payout because the Company’s tax segment earnings exceeded minimum threshold performance levels. Mr. Gokey’s STI compensation payout was substantially less than his targeted STI compensation payout because the Company failed to achieve minimum STI performance criteria for (i) corporate continuing operations net earnings and (ii) tax segment professional services client growth.

During fiscal year 2009, Mr. Bennett received two bonus payments of $562,500 and $337,500. The first payment was made pursuant to the terms of his employment agreement as part of an overall compensation package intended to recruit and attract Mr. Bennett to serve as our interim chief executive officer through May 20, 2008. The second payment was made as an incentive for Mr. Bennett to continue serving as the Company’s interim chief executive officer beyond the original term of his employment through the date the Company appointed a permanent chief executive officer.

Actions Pertaining to Fiscal Year 2010 STI Compensation.  At their June 2009 meetings, the Compensation Committee recommended and the Board approved fiscal year 2010 target STI opportunities for our corporate-

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level NEOs, and our Compensation Committee approved target STI opportunities for our business unit-level NEOs as follows:

	Target
	Opportunity
	(% of Base	Target
NEO	Salary)	Opportunity

Russell P. Smyth	110%	$1,045,000

Becky S. Shulman	60%	228,960

Steven Tait	n/a	n/a

Timothy C. Gokey	n/a	n/a

Tammy S. Serati	50%	147,630

These target opportunities are intended to place a significant portion of our NEOs’ fiscal year 2010 total cash compensation at risk with company performance, thereby aligning our NEOs’ compensation with shareholder interests. These target opportunities are also intended to provide competitive total compensation opportunities within our pay positioning context discussed earlier.

Fiscal year 2010 STI performance criteria for our NEOs will focus on net earnings and client growth. These criteria were selected as the key business drivers of shareholder value and are similar to the fiscal year 2009 STI performance criteria. The performance targets are established at levels such that executives will receive a target-level payout when we meet our fiscal year 2010 business plan goals.

Long-Term Incentive Compensation – We pay equity-based compensation to encourage stock ownership by our executive officers and to provide executives an economic interest in increasing shareholder value over the long term, thereby aligning executive and shareholder interests. We also use equity-based compensation to encourage retention by providing for equity-based compensation to vest over multi-year periods. We believe that our equity-based compensation is effective in attracting, retaining, and rewarding executives and key employees.

Equity-based compensation is awarded at the Board’s discretion, taking into account the Compensation Committee’s recommendations. We historically have awarded equity-based compensation on an annual basis as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year. From time to time we award equity-based compensation as part of an employment offer or promotion or, in certain limited instances, as a special award. The amount of equity-based compensation awarded is based on the executive’s level of responsibility, performance and long-term potential. The award amount is also guided by market data for positions of similar scope and responsibility.

Our NEOs receive equity-based compensation in the form of stock options, performance shares and restricted shares. Our NEOs received a mix of equity-based compensation consisting of (i) approximately 75% of value in stock options and 25% of value in performance shares in 2009 and (ii) approximately 80% of value in stock options and 20% of value in restricted stock in 2010. The Compensation Committee weighted the mix of these awards to be consistent with our objective of providing compensation that is appropriately balanced from an at-risk perspective. We weight the mix of equity-based compensation so that our NEOs receive a greater portion of long-term value in stock options to ensure that Company performance and shareholder value are directly aligned with any payouts from our equity programs.

The forms of equity-based compensation, which are awarded pursuant to our 2003 Long-Term Executive Compensation Plan, are as follows:

Stock Options – We have historically granted stock options annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year. In cases of grants for new hires, promotions and special awards, options are awarded as of the first trading day of the month following the month during which the hiring, promotion or special award occurred. Option exercise prices are set at the closing price of the stock on the date of grant and the options expire after ten years. We have not re-priced previously granted options.

Performance Shares – Under our performance share program, a targeted number of performance shares have been historically awarded annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year. A participating executive has the opportunity to receive between 0.5 times and 1.5 times the target number of performance shares based on performance against pre-established objectives. The 1.5 times maximum opportunity provides an incentive for driving significant shareholder value over the long-term. We limited the range of payout to 0.5 times to 1.5 times the target

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number of shares to recognize the complexities of setting and achieving performance objectives over the long term. In addition, the actual value of shares earned is affected directly by our share price at the end of the performance period.

Performance shares vest after three years (pursuant to performance against pre-established objectives) and are pro-rated for executives who terminate before the end of the three-year performance period. Performance shares are settled upon vesting using shares of our common stock and do not pay dividends during the vesting period. Instead, dividend equivalents are carried as fractional performance shares until vesting, at which time they are settled as additional shares of common stock. Unvested performance shares do not carry voting rights. Shares earned through achievement of performance objectives carry voting rights once the shares are paid out.

Performance shares granted in fiscal year 2009 for corporate-level executives and business unit-level executives in Tax Services will be earned based on our relative total shareholder return for the three-year period ending April 30, 2011. Relative total shareholder return will be measured against the S&P 500 at the following parameters:

■	The maximum number of shares (1.5 times the target award) for relative total shareholder return at or above the 70th percentile;

■	The target number of shares for relative total shareholder return at the 50th percentile; and

■	The minimum number of shares (0.5 times the target award) for relative total shareholder return at the 30th percentile or below.

Performance shares granted in fiscal year 2009 to Business Services executives will be earned based on the following cumulative earnings targets: (i) maximum shares earned (1.5 times target) for cumulative earnings from continuing operations before income taxes for fiscal years 2009 through 2011 of $441.5 million, (ii) target shares earned (1.0 times target) for cumulative earnings from continuing operations before income taxes for fiscal years 2009 through 2011 of $401.4 million, and (iii) minimum shares earned (0.5 times target) for cumulative earnings from continuing operations before income taxes for fiscal years 2009 through 2011 of up to $361.3 million. We believe that using business unit performance objectives, rather than relative total shareholder return, is more appropriate for our smaller business units because senior executives in these business units have a greater impact upon their business unit results.

Awards will be linearly interpolated for performance between minimum and target or between target and maximum as defined above.

The Committee discontinued the practice of awarding performance shares to corporate-level executives in fiscal year 2010, and instead awarded restricted stock with restrictions that lapse after three years, as more fully described below.

Restricted Stock – Restricted stock has historically been granted annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year and, in certain cases, upon hiring or promotion or as a special award. Restrictions on restricted stock granted in fiscal year 2009 lapse over a three-year period in one-third annual increments beginning on the first anniversary of the date of issuance.

Prior to the lapse of restrictions, restricted stock may not be transferred and is in most cases forfeited upon cessation of employment. Restricted stock recipients receive cash dividends on unvested restricted stock on the same basis as if such stock were unrestricted. Restricted stock recipients may vote unvested restricted stock shares at shareholder meetings. In fiscal year 2009, none of our NEOs other than Mr. Gokey received restricted stock.

In July 2008, our NEOs were granted stock options and performance shares in the following amounts:

	Securities
	Underlying	Performance
	Options	Shares

Officers

Russell P. Smyth	n/a	n/a

Becky S. Shulman	96,401	5,463

Steven Tait	115,681	6,556

Timothy C. Gokey	173,522	9,834

Tammy S. Serati	57,841	3,278

Former Officer

Alan M. Bennett	n/a	n/a

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The stock options are exercisable at a price of $21.81 per share (the date-of-grant closing price on July 3, 2008) and vest in one-third annual increments beginning on the first anniversary date of grant. The performance shares for Ms. Shulman, Ms. Serati and Mr. Gokey vest after three years, with the actual number of performance shares to be received depending on our relative total shareholder return as compared to the S&P 500 as described above. The performance shares for Mr. Tait were forfeited pursuant to his separation of employment with RSM McGladrey Business Services, Inc.

In connection with his employment as our president and chief executive officer, Mr. Smyth was granted a stock option to purchase 900,000 shares of the Company’s common stock at the following exercise prices:

■	An option for 500,000 shares exercisable at a price of $24.75 per share (the date-of-grant closing price on August 6, 2008);

■	An option for 100,000 shares exercisable at $27.75;

■	An option for 100,000 shares exercisable at $30.75;

■	An option for 100,000 shares exercisable at $33.75; and

■	An option for 100,000 shares exercisable at $36.75.

The stock option was granted on August 6, 2008, and will expire on August 6, 2018. The option will vest and become exercisable over a three-year period in one-third annual increments beginning on the first anniversary date of grant. The Board granted this stock option as part of an overall compensation package intended to recruit and attract Mr. Smyth to serve as our president and chief executive officer. The amount and terms of the stock option grant took into account Mr. Smyth’s level of responsibility and was designed to reward Mr. Smyth for generating specific increases in shareholder value.

In addition to the July 2008 awards of equity-based compensation described above, Mr. Gokey was awarded in fiscal year 2009 (i) 10,520 shares of restricted stock and (ii) a stock option to purchase 179,855 shares of common stock. The restricted stock restrictions lapse in two equal installments on October 1, 2010 and October 1, 2011 (the second and third anniversary of the date of grant). The stock option is exercisable at a price of $23.76 (the date-of-grant closing price on October 1, 2008), vests in two equal installments on October 1, 2010 and October 1, 2011, and expires on October 1, 2018. These awards were made as part of a retention package designed to provide an incentive for Mr. Gokey to remain as President, U.S. Tax Operations of HRB Tax Group, Inc. following Mr. Smyth’s appointment as President and Chief Executive Officer of the Company. Mr. Gokey also was awarded a Restricted Stock STI Payout in fiscal year 2009 of 290 shares of restricted stock as partial payment of his fiscal year 2008 STI compensation award.

In July 2009, our NEOs who are currently officers, except for Mr. Smyth (as discussed below), were granted stock options and restricted stock in the following amounts:

	Securities	Shares of
	Underlying	Restricted
	Options	Stock

Officers

Russell P. Smyth	TBD	TBD

Becky S. Shulman	105,714	5,895

Steven Tait	n/a	n/a

Timothy C. Gokey	n/a	n/a

Tammy S. Serati	64,789	3,613

The Board expects to consider Mr. Smyth’s fiscal year 2010 long-term equity compensation grant subsequent to the shareholder vote on the proposal to increase the amount of shares issuable under the Company’s 2003 Long-Term Executive Compensation Plan (see Item 3 beginning on page 12 for a complete discussion of this proposal).

The stock options awarded above are exercisable at a price of $16.89 per share (the date-of-grant closing price on July 2, 2009) and vest in one-third annual increments beginning on the first anniversary date of grant. The Committee discontinued the practice of awarding performance shares to corporate-level executives in fiscal year 2010 and instead awarded restricted stock with restrictions that lapse after three years. The Committee moved to restricted stock grants because of the difficulty of identifying performance measures that not only are appropriately linked with shareholder value but also provide strong motivational incentives. The increase in the number of options and equity shares awarded to our NEOs in fiscal year 2010 is due to our methodology of determining individual equity-based compensation awards and the decrease in our stock price during the past

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year. Although the number of options and equity shares awarded to NEOs increased in fiscal year 2010, the actual dollar value of awards to these executives decreased ten percent.

Compensation “Clawback” Policy – In the event of a restatement of our financial results, the Board has the authority to seek reimbursement of any portion of performance-based or incentive compensation paid, vested or awarded in any previous year that is greater than would have been paid or awarded if calculated based on the restated financial results.

Benefits – We provide certain benefits to all full-time employees such as: employer matching contributions to our qualified retirement plans; an employee stock purchase plan that permits purchases of our common stock at a discount; life insurance; and health and welfare benefit programs. Benefits for executives generally are the same as benefits for all other full-time employees, except that executive officers and certain key employees may participate in our executive survivor plan and deferred compensation plan. We believe our executive benefit program is generally conservative relative to market practice, which is consistent with our philosophy to emphasize the direct elements of our executive compensation program.

Our executive survivor plan is a life insurance plan that provides death benefits up to three times the participating executive’s salary. The death benefits are payable to beneficiaries designated by the participating executives.

Our deferred compensation plan is designed to build retirement savings by offering participants the opportunity to defer salary and short-term incentive compensation. During 2009 we discontinued our employer annual match to the plan. In eliminating the Company match, the Compensation Committee approved the immediate vesting of any previously unvested Company contributions. Gains or losses are posted to a participant’s account pursuant to his or her selection of various investment alternatives. The plan benefits are paid following termination of employment, except in cases of disability or hardship.

Perquisites – We generally provide minimal perquisites to our senior executive officers. These perquisites consist primarily of reimbursements for tax preparation fees. We own a fractional interest in a private aircraft for executives and directors to use for business travel purposes. Use of this private aircraft has been limited to business travel purposes only, other than personal use by our interim chief executive officer pursuant to a Board-approved contractual arrangement that has now expired. We believe our overall executive perquisites are conservative relative to broader market practice.

In connection with hiring Mr. Bennett to serve as our interim chief executive officer, we agreed to provide Mr. Bennett the following perquisites: (i) reasonable and customary furnished housing when Mr. Bennett was in Kansas City for company business; (ii) use of our private aircraft for one round trip per week between Mr. Bennett’s personal residences and Kansas City; (iii) additional compensation necessary to gross up the foregoing housing and private aircraft benefits to cover anticipated income and employment tax liabilities; (iv) rental car usage while Mr. Bennett was at our headquarters; and (v) reimbursement for any out-of-network charges Mr. Bennett may have incurred while in Kansas City on company business under the terms of his retiree medical program. We provided these perquisites in recognition that it would not be practical for Mr. Bennett to relocate to Kansas City during his short-term tenure as our interim chief executive officer. We also provided these perquisites with a view to recruit and attract Mr. Bennett to serve as our interim chief executive officer.

In connection with recruiting and hiring Mr. Smyth to serve as our president and chief executive officer, we agreed to provide reimbursement of reasonable moving and relocation expenses (including any related income tax liability) and a $200,000 lump-sum cash relocation payment.

TERMINATION OF EMPLOYMENT AND SEVERANCE ARRANGEMENTS –

Severance – We provide severance compensation and health and welfare benefits under the H&R Block Severance Plan (the “Severance Plan”) to certain executives whose employment is involuntarily terminated in certain instances. We offer the Severance Plan as a tool for attracting and retaining talented executives and structure the Severance Plan to be generally consistent with competitive market practice.

Under the Severance Plan, an employee who is involuntarily terminated will qualify for compensation and benefits under our severance plan unless (i) the employee was offered a comparable position, (ii) the termination resulted from a sale of assets or other corporate acquisition or disposition, (iii) the employee’s position was redefined to a lower salary rate, (iv) the employee was terminated for “cause,” or (v) the employee’s employment contract was not renewed. Executive officers with employment agreements receive severance pay based upon the number of years of service as defined in their employment agreement. Otherwise, an executive receives one

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month’s salary as severance pay for each year of service, subject to a minimum of six months’ severance pay and a maximum of 18 months’ severance pay. In addition, executive officers receive a pro-rated payment of short-term incentive compensation at the target pay-out rate, based on the executive’s years of service and the portion of the fiscal year that expired prior to the executive’s termination. The Severance Plan also provides for (i) stock options that would have vested within 18 months after termination to vest as of the termination date and (ii) restrictions on restricted stock that would have lapsed within six months after termination to lapse as of the termination date. Pursuant to the Severance Plan, employees may exercise stock options vested as of the termination date for a period following termination generally not exceeding 15 months.

We entered into a severance arrangement with Steven Tait during fiscal year 2009, effective as of April 30, 2009. Pursuant to this arrangement, Mr. Tait (i) received a lump-sum cash severance payment of $827,668 pursuant to the terms of the Severance Plan, (ii) was eligible to receive a short-term incentive bonus for fiscal year 2009 pursuant to the Company’s short-term incentive compensation program, and (iii) received a lump-sum payment equaling 12 months of COBRA premiums approximating non-employee-paid health and welfare benefits. The severance arrangement also provided for (i) full vesting for 163,788 outstanding stock options not previously vested, (ii) certain specified outstanding stock options granted previously to Mr. Tait to remain exercisable through July 31, 2010, and (iii) a payout of approximately 25,000 performance shares for the 2006 and 2007 grant performance periods (which end on April 30, 2009 and 2010, respectively) based on RSM’s performance against previously-established performance goals for the 2006 and 2007 grant performance periods.

On May 8, 2009, Mr. Gokey resigned as President of U.S. Tax Operations of HRB Tax Group, Inc. (“HRB Tax”). We entered into a severance arrangement with Mr. Gokey dated July 28, 2009, providing for Mr. Gokey’s employment with HRB Tax to end August 31, 2009 (the “Separation Date”). Pursuant to this arrangement, Mr. Gokey will receive the following within 30 days of the later of the Separation Date or the effective date of his Separation and Release Agreement with HRB Tax: (i) a lump-sum cash severance payment of $833,340 pursuant to the terms of the Severance Plan, and (ii) a lump-sum payment equaling 12 months of COBRA premiums approximating non-employee-paid health and welfare benefits. The severance arrangement also provides for (i) full vesting on the Separation Date of 279,362 stock options not previously vested, (ii) termination of restrictions on 10,617 shares of previously granted restricted stock on the Separation Date, resulting in such shares becoming fully vested, (iii) approximately 24,834 performance shares (pro-rated) to be paid out to Mr. Gokey depending on our performance against previously established performance-goals for the 2007 (15,000 performance shares) and 2008 (9,834 performance shares) three-year grant performance periods, which end on April 30, 2010 and 2011, respectively and (iv) outplacement services for 12 months.

A table showing potential severance payments to our NEOs is located on page 41 in this proxy statement. We believe that the benefits our NEOs would receive under severance scenarios are conservative relative to the market.

Change-in-Control Provisions – Our NEOs generally are parties to employment agreements that provide for payment of compensation and benefits in certain instances upon a “change in control.” In addition, certain unvested benefits under our compensation programs accelerate upon a “change in control.” These change-in-control provisions (including the events that would trigger change-in-control compensation and benefits) are described on pages 38 through 44 in this proxy statement. We provide these change-in-control benefits as a means to attract and retain talented executives, who could have other job alternatives that may appear less risky absent these benefits.

We believe these agreements (the value of which depends in part on the value our shareholders receive in a change-in-control transaction) provide an incentive for our executives to obtain the highest possible value if the Company were acquired. These agreements help executives focus on maximizing shareholder value, despite the risk of losing employment and potentially foregoing prior unvested equity awards (which comprise a significant component of our executive compensation program).

Once each year, our Compensation Committee reviews all components of compensation for our CEO and other highly compensated executive officers. This review encompasses all forms of compensation, including base salary, short-term incentives, long-term incentives, and other vested benefit payouts, as well as amounts pursuant to retirement and non-qualified deferred compensation plans. As a part of this process, the Compensation Committee also reviews tally sheets of executive termination costs for each of these executive officers, including payments upon any “change in control.” Further information regarding payments upon a change in control and other termination scenarios is provided on pages 41 through 44 in this proxy statement.

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OTHER AWARDS – In certain instances, we award compensation to executives in the form of retention awards and sign-on awards when we believe it is in our best interests and our shareholders’ best interests. We offer retention awards in limited instances where there is a strong likelihood that an executive may leave and retention of the executive is critical to achieving a particular business objective. The most common instance in which we offer retention awards is when we sell or dispose of a business. These awards are designed to retain critical employees through the sale and in some instances for a short transition period following the sale.

We occasionally offer sign-on awards as a means to attract executives. These awards are typically offered in negotiating employment terms and generally are in the form of guaranteed bonuses in the initial year of employment or grants of equity-based compensation such as stock options or restricted stock. As noted above, Mr. Smyth received such a bonus for his initial year of employment.

STOCK OWNERSHIP GUIDELINES – We believe that our executive officers should have a significant financial stake in the Company to ensure that their interests are aligned with those of our shareholders. To that end, we have adopted stock ownership guidelines that define ownership expectations for certain executive officers. Under these guidelines, executive officers are expected to own shares at the following minimum levels:

Number of shares

Chief Executive Officer	200,000

Chief Financial Officer	45,000

All other designated officers	15,000

Executive officers subject to the Company’s executive stock ownership guidelines generally are in compliance, or are progressing toward compliance, with the guidelines. Each of our current NEOs is progressing toward compliance with the guidelines. In instances where an executive fails to comply with stock ownership guidelines levels within five years, our CEO may prohibit the executive from selling shares acquired through the vesting of restricted stock or performance shares and may require the executive to utilize net cash bonuses to purchase shares. The Compensation Committee and our CEO review annually each executive’s progress toward meeting the stock ownership guidelines.

ACCOUNTING FOR STOCK-BASED COMPENSATION – We recognize stock-based compensation expense for the issuance of stock options, restricted stock, and performance shares, as well as stock purchased under our employee stock purchase plan pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” Under this accounting methodology, we recognize stock-based compensation expense for the issuance of stock options, restricted stock, performance shares and shares under our employee stock purchase plan on a straight-line basis over applicable vesting periods.

TAX CONSIDERATIONS – We believe it is in our shareholders’ best interest to maximize tax deductibility when appropriate. Section 162(m) of the Internal Revenue Code limits to $1 million our federal income tax deduction for compensation paid to any of our NEOs, subject to certain transition rules and exceptions for certain performance-based compensation. We have designed the H&R Block Executive Performance Plan and portions of our equity-based compensation so that such compensation would be deductible under Section 162(m), although individual exceptions may occur. Nevertheless, the Compensation Committee may recommend for Board approval non-deductible compensation when it believes it is in our shareholders’ best interest, balancing tax efficiency with long-term strategic objectives.

Our benefit plans that provide for deferrals of compensation are subject to Section 409A of the Internal Revenue Code. We have reviewed such plans for compliance with Section 409A and believe that they comply with Section 409A.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 proxy statement.

COMPENSATION COMMITTEE
Tom D. Seip, Chairman
Len J. Lauer
L. Edward Shaw, Jr.
Christianna Wood

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION —

The following non-employee directors serve on the Compensation Committee of the Board of Directors: Tom D. Seip (Chairman), Len J. Lauer, L. Edward Shaw, Jr. and Christianna Wood. Roger W. Hale and Henry F. Frigon also served on the Compensation Committee during fiscal year 2009. No director serving on the Compensation Committee during fiscal year 2009 (a) was or was formerly an officer or employee of the Company or any of its subsidiaries, or (b) had any relationships requiring disclosure in the proxy statement.

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SUMMARY COMPENSATION TABLE –

The following table sets forth for the fiscal year ended April 30, 2009 the compensation paid to or earned by the Company’s principal executive officer and principal financial officer, each of the Company’s three highest paid executive officers (other than the principal executive officer and principal financial officer) who were serving as an executive officer of the Company at the end of such fiscal year, and the Company’s former principal executive officer (Mr. Bennett) (collectively, the “Named Executive Officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary		Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year(1)	($)(2)	Bonus(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Russell P. Smyth,	2009	712,500	783,750	—	836,819	—	289,978	2,623,047
Chief Executive Officer(8)

Becky S. Shulman,	2009	378,000	—	134,762	218,708	—	21,448	752,918
Chief Financial Officer	2008	272,292	50,000	254,317	155,358	122,550	24,958	879,475

Steven Tait,	2009	486,875	—	226,417	1,063,292	—	902,496	2,679,081
President, RSM McGladrey	2008	475,001	—	298,214	541,115	465,500	30,954	1,810,784
Business Services, Inc.(9)	2007	465,001	—	282,748	550,189	—	55,932	1,353,870

Timothy C. Gokey,	2009	487,667	—	366,036	718,052	59,363	32,229	1,663,347
President, U.S. Tax Operations	2008	473,333	—	412,799	657,480	505,068	46,893	2,095,573
of HRB Tax Group, Inc.(10)	2007	457,500	—	457,533	661,736	296,205	43,541	1,916,515

Tammy S. Serati,	2009	293,550	—	122,397	162,249	—	15,853	594,049
Senior Vice President, Human Resources(11)

Alan M. Bennett,	2009	300,000	900,000	—	77,997	—	428,444	1,706,441
Former Chief Executive Officer(12)	2008	405,682	—	—	448,502	—	504,583	1,358,767

NOTES:

(1)	Compensation for fiscal year 2007 and/or 2008 is included for only those Named Executive Officers who were also named executive officers of the Company for such fiscal years (Ms. Shulman and Messrs. Tait, Gokey and Bennett).

(2)	Each of the Named Executive Officers, except for Messrs. Smyth and Bennett, deferred a portion of their fiscal year 2009 salaries under the Deferred Compensation Plan for Executives, which is included in the Nonqualified Deferred Compensation Table on page 37 of this proxy statement. Each of the Named Executive Officers contributed a portion of their salary to the Company’s 401(k) savings plan, the H&R Block Retirement Savings Plan.

(3)	Mr. Smyth received a minimum guaranteed short-term incentive compensation award for fiscal year 2009 equal to 110% of his pro-rated base salary for fiscal year 2009 pursuant to the terms of his employment agreement. Mr. Bennett received two cash bonus payments during fiscal year 2009 of $562,500 and $337,500. The first payment was made pursuant to the terms of his employment agreement which expired May 20, 2008. The second payment was made as an incentive for Mr. Bennett to continue serving as the Company’s interim chief executive officer beyond the original term of his employment agreement through the date the Company appointed a permanent chief executive officer.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2009 for the fair value of restricted shares of the Company’s common stock and performance shares granted pursuant to the Company’s 2003 Long-Term Executive Compensation Plan during fiscal year 2009 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information concerning restricted stock and performance shares valuation assumptions, refer to Item 8, Note 12 “Stock-Based Compensation” of the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2009, as filed with the SEC. During fiscal year 2009, Mr. Tait forfeited 6,556 performance shares with a value of $142,986 (the value was determined in accordance with the foregoing valuation assumptions).

(5)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2009 for the fair value of stock options granted during fiscal year 2009 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information concerning option valuation assumptions, refer to Item 8, Note 12 “Stock-Based Compensation” of the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2009, as filed with the SEC. During fiscal year 2009, Mr. Tait forfeited 38,561 stock options with a value of $142,676 (as determined in accordance with the foregoing valuation assumptions).

(6)	This column represents amounts awarded and earned under the Company’s short-term incentive compensation programs, as discussed on page 23 of this proxy statement.

(7)	For fiscal year 2009, these figures include the following: (a) the insurance premiums paid by the Company with respect to term life insurance maintained by the Company for the benefit of each of the Named Executive Officers of $722 (Mr. Smyth), $424

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(Ms. Shulman), $712 (Mr. Tait), $547 (Mr. Gokey), $330 (Ms. Serati), and $324 (Mr. Bennett); (b) dollar value of tax preparation and advice provided by the Company to Ms. Shulman in the amount of $676 and to Mr. Bennett in the amount of $4,879; (c) payment by the Company for participation in the Company’s group legal plan of $23 (Mr. Smyth), $36 (Ms. Shulman), and $40 (Mr. Tait); (d) the Company’s matching contributions under the Company’s Deferred Compensation Plan for Executives of $5,884 (Ms. Shulman), $35,921 (Mr. Tait), $12,630 (Mr. Gokey), and $3,007 (Ms. Serati); (e) the Company’s matching contributions under the H&R Block Retirement Savings Plan (“RSP”) of $20,167 (Mr. Smyth), $12,698 (Ms. Shulman), $11,662 (Mr. Tait), $12,124 (Mr. Gokey), $11,662 (Ms. Serati), and $4,000 (Mr. Bennett); (f) restricted stock dividends of $1,146 (Ms. Shulman), $1,995 (Mr. Tait), $4,237 (Mr. Gokey), and $190 (Ms. Serati); (g) payments of $839,692 to Mr. Tait pursuant to his separation agreement (includes lump-sum cash severance payment of $827,688 and cash payment of $12,004 for 12 months of continuing coverage under the Company’s health and welfare plans); (h) relocation expenses paid on behalf of Mr. Smyth ($9,767); (i) lump-sum cash relocation payment of $200,000 paid to Mr. Smyth; (j) vacation pay to Mr. Tait ($9,363) and Mr. Bennett ($23,075); (k) the economic value of the death benefit provided by the Company’s Executive Survivor Plan (“ESP”) of $8,009 (Mr. Smyth), $584 (Ms. Shulman), $3,111 (Mr. Tait), $2,691 (Mr. Gokey), and $664 (Ms. Serati); (l) payment by the Company on Mr. Smyth’s behalf for legal expenses incurred by Mr. Smyth in connection with the negotiation of his employment agreement with the Company ($45,079); (m) tax gross-up provided to Mr. Smyth by the Company related to Mr. Smyth’s imputed income resulting from payments by the Company on Mr. Smyth’s behalf for his relocation expenses ($6,211); (n) payment by the Company on Mr. Bennett’s behalf of the incremental cost for personal use of the Company’s Net Jet aircraft share by Mr. Bennett for one round trip per week between Mr. Bennett’s personal residences and Kansas City ($360,407). This incremental cost includes variable costs incurred as a result of personal flight activity, such as hourly charges for each flight, fuel charges, applicable taxes and miscellaneous fees. It excludes non-variable costs, such as the Company’s monthly management fee and insurance fees; (o) payment by the Company on Mr. Bennett’s behalf of Mr. Bennett’s housing expenses in Kansas City, Missouri ($14,145); and (p) tax gross-ups provided to Mr. Bennett by the Company related to Mr. Bennett’s imputed income resulting from payments by the Company on Mr. Bennett’s behalf for (i) his personal use of the Company’s Net Jet aircraft share ($11,851) and (ii) his housing expenses in Kansas City, Missouri ($9,763). The imputed income reported from the ESP represents the portion of the premium paid by the Company pursuant to the ESP that is attributable to term life insurance coverage for the executive officer. The ESP provides only an insurance benefit with no cash compensation element to the executive officer.

(8)	Mr. Smyth was appointed President and Chief Executive Officer of the Company effective August 1, 2008 pursuant to an employment agreement with an indirect subsidiary of the Company that provides for certain benefits and compensation reflected in this table. A summary of his employment agreement is provided on page 38 of this proxy statement.

(9)	Mr. Tait resigned as President, RSM McGladrey Business Services, Inc. (“RSM”), effective April 30, 2009. In connection with such resignation, Mr. Tait entered into a Separation and Release Agreement with RSM, an indirect subsidiary of the Company, dated January 20, 2009, a summary of which begins on page 39 of this proxy statement.

(10)	Mr. Gokey resigned as President of HRB Tax Group, Inc. (“HRB Tax”) on May 8, 2009. In connection with such resignation, Mr. Gokey entered into a Separation and Release Agreement with HRB Tax, an indirect subsidiary of the Company, dated July 28, 2009 (the “Gokey Separation Agreement“), a summary of which is provided on page 39 of this proxy statement.

(11)	Ms. Serati is party to an employment agreement with an indirect subsidiary of the Company that provides for certain benefits and compensation reflected in this table. A summary of her employment agreement is provided on page 39.

(12)	Mr. Bennett resigned as Chief Executive Officer of the Company effective July 31, 2008 and was elected to serve as a director of the Company at the Company’s annual meeting of shareholders on September 4, 2008. Mr. Bennett’s “Salary” and “Stock Awards” do not include director fees paid ($42,000), or the value of deferred stock units awarded ($101,534), to Mr. Bennett after his resignation as Chief Executive Officer of the Company. Those fees and stock awards are set forth in the Director Compensation Table included on page 9 of this proxy statement under the columns entitled “Fees Earned or Paid in Cash” and “Stock Awards.”

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GRANTS OF PLAN-BASED AWARDS TABLE –

The following table provides information about non-equity incentive plan awards, equity incentive plan awards, and stock awards granted to our Named Executive Officers during the fiscal year ended April 30, 2009. The compensation plans under which the grants in the following table were made are described on pages 23 through 28 in this proxy statement.

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									Number	Number of	or Base	Grant Date
									of Shares	Securities	Price of	Fair Value
									of Stock	Underlying	Option	of Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name of Executive	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/Sh)	Awards
Smyth
– STI Guaranteed Bonus(4)	—	—	—	783,750	—	—	—	—	—	—	—	—
– LTI Award(5)	8/06/08	7/18/08	—	—	—	—	—	—	—	500,000	$24.75	$2,240,000
– LTI Award(5)	8/06/08	7/18/08	—	—	—	—	—	—	—	100,000	$27.75	$439,000
– LTI Award(5)	8/06/08	7/18/08	—	—	—	—	—	—	—	100,000	$30.75	$339,000
– LTI Award(5)	8/06/08	7/18/08	—	—	—	—	—	—	—	100,000	$33.75	$261,000
– LTI Award(5)	8/06/08	7/18/08	—	—	—	—	—	—	—	100,000	$36.75	$201,000

Shulman
– STI Award(1)	—	—	—	$228,960	$457,920	—	—	—	—	—	—	—
– LTI Award(5)	7/03/08	6/09/08	—	—	—	2,732	5,463	8,195	—	—	—	$119,148
– LTI Award(5)	7/03/08	6/09/08	—	—	—	—	—	—	—	96,401	$21.81	$356,684

Tait
– STI Award(1)	—	—	—	$340,813	$681,626	—	—	—	—	—	—	—
– LTI Award(5)(6)	7/03/08	6/09/08	—	—	—	3,278	6,556	9,834	—	—	—	$142,986
– LTI Award(5)(7)	7/03/08	6/09/08	—	—	—	—	—	—	—	115,681	$21.81	$428,020

Gokey
– STI Award(1)	—	—	—	$343,140	$686,280	—	—	—	—	—	—	—
– LTI Award(5)	7/03/08	6/09/08	—	—	—	4,917	9,834	14,751	—	—	—	$214,480
– LTI Award(5)	7/03/08	6/09/08	—	—	—	—	—	—	290	—	—	$6,325
– LTI Award(5)	7/03/08	6/09/08	—	—	—	—	—	—	—	173,522	$21.81	$642,031
– LTI Award(5)	10/01/08	8/28/08	—	—	—	—	—	—	10,520	—	—	$249,955
– LTI Award(5)	10/01/08	8/28/08	—	—	—	—	—	—	—	179,855	$23.76	$780,571

Serati
– STI Award(1)	—	—	—	$147,630	$295,260	—	—	—	—	—	—	—
– LTI Award(5)	7/03/08	6/09/08	—	—	—	1,639	3,278	4,917	—	—	—	$71,493
– LTI Award(5)	7/03/08	6/09/08	—	—	—	—	—	—	—	57,841	$21.81	$214,012

Bennett
– Bonus(8)	—	—	—	$900,000	—	—	—	—	—	—	—	—

NOTES:

(1)	Amounts represent the potential value of the payouts under the Company’s short-term incentive compensation programs.

(2)	Amounts represent Performance Shares granted pursuant to the 2003 Long-Term Executive Compensation Plan.

(3)	Amounts represent shares of Restricted Stock granted pursuant to the 2003 Long-Term Executive Compensation Plan.

(4)	Amount represents Mr. Smyth’s minimum guaranteed short-term incentive compensation award for fiscal year 2009, made pursuant to the terms of his employment agreement. This award is equal to 110% of his pro-rated base salary for fiscal year 2009.

(5)	Amounts represent awards made pursuant to the 2003 Long-Term Executive Compensation Plan.

(6)	During fiscal year 2009, Mr. Tait forfeited all Performance Shares granted on July 3, 2008, as more fully described in footnote 4 to the “Summary Compensation Table” on page 32 of this proxy statement.

(7)	During fiscal year 2009, Mr. Tait forfeited 38,561 of the 115,681 stock options granted on July 3, 2008, as more fully described in footnote 5 to the “Summary Compensation Table” on page 32 of this proxy statement.

(8)	During fiscal year 2009, Mr. Bennett received two cash bonus payments of $562,500 and $337,500. The first payment was made pursuant to the terms of his employment agreement which expired May 20, 2008. The second payment was made as an incentive for Mr. Bennett to continue serving as the Company’s interim chief executive officer beyond the original term of his employment agreement through the date the Company appointed a permanent chief executive officer.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE –

The following table summarizes the equity awards made to our Named Executive Officers which are outstanding as of April 30, 2009.

	Option Awards(1)					Stock Awards
											Equity
									Equity		Incentive
			Equity						Incentive		Plan Awards:
			Incentive						Plan Awards:		Market or
			Plan						Number of		Payout
			Awards:			Number of		Market	Unearned		Value of
	Number of	Number of	Number of			Shares or		Value of	Shares,		Unearned
	Securities	Securities	Securities			Units of		Shares or	Units or		Shares, Units
	Underlying	Underlying	Underlying			Stock That		Units of	Other Rights		or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Have Not		Stock That	That Have		Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Vested		Have Not	Not Vested		Have Not
Name of Executive	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)(2)(3)		Vested ($)	(#)(4)		Vested ($)
Smyth	—	500,000	—	$24.75	8/06/18	—		—	—		—
	—	100,000	—	$27.75	8/06/18	—		—	—		—
	—	100,000	—	$30.75	8/06/18	—		—	—		—
	—	100,000	—	$33.75	8/06/18	—		—	—		—
	—	100,000	—	$36.75	8/06/18	—		—	—		—

Shulman	—	96,401	—	$21.81	7/03/18	4,069	(2)	$61,606	4,069	(4)	$61,603
	13,981	27,964	—	$23.37	6/30/17	1,440	(3)	$21,802
	20,936	10,469	—	$23.86	6/30/16
	20,000	—	—	$29.18	6/30/15
	16,000	—	—	$23.84	6/30/14
	16,000	—	—	$21.63	6/30/13
	20,000	—	—	$23.08	6/30/12
	20,000	—	—	$17.53	8/07/11

Tait	77,120	—	—	$21.81	7/31/10	4,585	(2)	$69,417	4,585	(4)	$69,417
	100,000	—	—	$23.37	7/31/10
	80,000	—	—	$23.86	7/31/10
	100,000	—	—	$29.18	7/31/10
	70,000	—	—	$23.84	7/31/10
	80,000	—	—	$21.63	7/31/10
	100,000	—	—	$21.43	7/31/10

Gokey(5)	—	179,855	—	$23.76	10/01/18	12,417	(2)	$187,993	12,417	(4)	$187,993
	—	173,522	—	$21.81	7/03/18	10,810	(3)	$163,664
	41,666	83,334	—	$23.37	6/30/17
	83,333	41,667	—	$23.86	6/30/16
	100,000	—	—	$29.18	6/30/15
	100,000	—	—	$24.24	6/28/14

Serati	—	57,841	—	$21.81	7/03/18	4,639	(2)	$70,234	4,639	(4)	$70,234
	10,000	20,000	—	$23.37	6/30/17
	20,000	10,000	—	$23.86	6/30/16
	26,000	—	—	$29.18	6/30/15
	28,000	—	—	$23.84	6/30/14
	28,000	—	—	$21.63	6/30/13
	40,000	—	—	$19.52	12/02/12

Bennett	150,000	—	—	$19.46	12/03/12	—		—	—		—

NOTES:

(1)	Unvested stock options with an expiration date of July 3, 2018 vest in one third increments on July 3, 2009, July 3, 2010 and July 3, 2011. Unvested stock options with an expiration date of June 30, 2017 vest in one half increments on June 30, 2009 and June 30, 2010. Unvested stock options with an expiration date of June 30, 2016 vest on June 30, 2009. Mr. Smyth’s unvested stock options with an expiration date of August 6, 2018 vest in one third increments on August 6, 2009, August 6, 2010 and August 6, 2011. Mr. Gokey’s

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unvested stock options with an expiration date of October 1, 2018 vest in one half increments on October 1, 2010 and October 1, 2011.

(2)	Performance shares, to the extent earned, vest as follows: Ms. Shulman – 1,338 shares on April 30, 2010 and 2,731 shares on April 30, 2011; Mr. Tait – 4,585 shares on April 30, 2010; Mr. Gokey – 7,500 shares on April 30, 2010 and 4,917 shares on April 30, 2011; and Ms. Serati – 3,000 shares on April 30, 2010 and 1,639 shares on April 30, 2011.

(3)	Unvested restricted shares of the Company’s common stock vest as follows: Ms. Shulman – 720 shares vest on July 2, 2009 and 720 shares vest on July 2, 2010; Mr. Gokey – 97 shares vest on July 3, 2009, 97 shares vest on July 3, 2010, 96 shares vest on July 3, 2011, 5,260 shares vest on October 1, 2010 and 5,260 shares vest on October 1, 2011.

(4)	Performance shares are based on target performance thresholds in light of actual performance against such thresholds in fiscal years 2008 and 2009, and vest, if ultimately earned, as follows: Ms. Shulman – 1,337 shares on April 30, 2010 and 2,732 shares on April 30, 2011; Mr. Tait – 4,585 shares on April 30, 2010; Mr. Gokey – 7,500 shares on April 30, 2010 and 4,917 shares on April 30, 2011; and Ms. Serati – 3,000 shares on April 30, 2010 and 1,639 shares on April 30, 2011.

(5)	Pursuant to the terms of the Gokey Separation Agreement, (i) the vesting schedule for some of Mr. Gokey’s outstanding equity awards was accelerated and (ii) Mr. Gokey forfeited a portion of some of his outstanding equity awards, as more specifically set forth in footnote 17 to the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement.

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OPTION EXERCISES AND STOCK VESTED TABLE –

The following table summarizes the value realized by the Named Executive Officers on option award exercises and stock award vesting during the fiscal year ended April 30, 2009.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name of Executive	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Smyth	—	—	—	—

Shulman	—	—	15,953	341,658

Tait	—	—	10,099	182,114

Gokey	—	—	26,223	438,752

Serati	—	—	9,156	146,973

Bennett	—	—	—	—

NON-QUALIFIED DEFERRED COMPENSATION TABLE –

The following table summarizes our Named Executive Officers’ compensation under the H&R Block Deferred Compensation Plan for Executives during fiscal year 2009.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name of Executive	FY ($)(1)	FY ($)(2)	FY ($)(3)	Distributions ($)	FYE ($)(4)
Smyth	—	—	—	—	—

Shulman	6,360	5,884	1,543	—	32,783

Tait	29,767	35,921	(113,415)	513,050	—

Gokey	189,668	12,630	(117,325)	—	556,835

Serati	22,999	3,007	(31,173)	—	110,251

Bennett	—	—	—	—	—

NOTES:

(1)	Amounts in this column reflect salary deferrals by the Named Executive Officers in fiscal year 2009. These amounts are also included in the “Salary” that is reported in the Summary Compensation Table.

(2)	Amounts in the column represent Company contributions during fiscal year 2009. These amounts are also reflected in the “All Other Compensation” that is reported in the Summary Compensation Table.

(3)	The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation. Amounts included in this column for Ms. Serati and Messrs. Tait and Gokey reflect losses during fiscal year 2009.

(4)	Amounts in this column include, among other things, Named Executive Officer contributions and Company contributions previously reflected in Summary Compensation Tables included in the Company’s proxy statements for the fiscal years ended April 30, 2007 (filed with the SEC on July 30, 2007) and April 30, 2008 (filed with the SEC on July 23, 2008) to the extent any such Named Executive Officer was included in the Company’s Summary Compensation Table for such fiscal year(s).

H&R BLOCK DEFERRED COMPENSATION PLAN FOR EXECUTIVES –

The Company provides the H&R Block Deferred Compensation Plan, a non-qualified plan (the “DC Plan”), to employees who meet the eligibility requirements. The DC Plan is intended to pay, out of the general assets of the Company, an amount substantially equal to the deferrals and Company contributions, adjusted for any earnings or losses.

Participants can elect to defer from 0% to 100% of eligible base salary and eligible commissions and up to 100% of annual bonus on a before tax basis. During 2009, the Company discontinued its annual match to the DC Plan. In eliminating the Company match, the Compensation Committee of the Board of Directors approved the immediate vesting of any previously unvested Company contributions.

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The DC Plan offers various investment alternatives to measure earnings including a fixed rate option and Company stock (limited to 25% of account balance). The deferrals are credited to a bookkeeping account in the participant’s name. Earnings are indexed to the investment options selected by each participant. Participants may change or reallocate the investment mix at any time.

Participants can elect to receive in-service payments or lump-sum or monthly payments over one to 15 years following termination from service or disability. The DC Plan provides the payments following termination shall not be made before a date that is six months after the termination date. The DC Plan allows for distributions in the event of an unforeseeable financial emergency. In the event of a participant’s death, the participant’s survivor will be paid a single lump sum payment after a 45-day period following proof of the participant’s death.

Amounts deferred, if any, under the DC Plan by Named Executive Officers are included in the “Salary” that is reported in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS, CHANGE-OF-CONTROL AND OTHER ARRANGEMENTS –

RUSSELL P. SMYTH EMPLOYMENT AGREEMENT –

Russell P. Smyth is subject to an Employment Agreement with H&R Block Management, LLC (“HRB”), an indirect subsidiary of the Company, dated July 19, 2008 (the “Smyth Agreement”). Pursuant to the Smyth Agreement, Mr. Smyth will serve as the President and Chief Executive Officer of the Company, subject to the terms of the Smyth Agreement, for the period commencing August 1, 2008 and ending on July 31, 2011. The Smyth Agreement provides for, among other things, a base salary of $950,000; participation in the Company’s Short-Term Incentive Plan, with a minimum guaranteed bonus for fiscal year 2009 of 110% of Mr. Smyth’s base salary (prorated based on actual base salary earned by Mr. Smyth during fiscal year 2009); a stock option to purchase 900,000 shares of Common Stock at certain exercise prices granted on August 6, 2008; reimbursement of reasonable moving and relocation expenses (“grossed-up” to cover any related income tax liability); a $200,000 lump-sum cash relocation payment; and other fringe benefits as may be provided from time to time.

The Smyth Agreement provides that it may be terminated (i) by either party at any time for any reason upon 60 days’ prior written notice, (ii) by HRB for “cause” or “disability” (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on pages 41 and 43 of this proxy statement), and (iii) by Mr. Smyth for “good reason” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 42 of this proxy statement) upon 60 days’ prior written notice. If the Smyth Agreement is terminated (w) on account of Mr. Smyth’s death or “disability,” (x) by the Company for “cause,” (y) by the Company other than for “cause” or “disability,” or (z) by Mr. Smyth for “good reason” (including following a “change of control” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 42 of this proxy statement)), HRB is obligated to provide to Mr. Smyth those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement.

The Smyth Agreement contains the following post-termination restrictions on Mr. Smyth: (i) two-year non-solicitation of employees, (ii) two-year non-solicitation of customers, (iii) two-year non-competition, and (iv) two-year non-disparagement. If Mr. Smyth violates these restrictions, HRB may, subject to certain conditions, seek to recover or require reimbursement of short-term incentive compensation, equity compensation awards and/or severance payments.

BECKY S. SHULMAN EMPLOYMENT ARRANGEMENT –

On March 28, 2008, Becky S. Shulman was elected Senior Vice President and Chief Financial Officer of the Company. Ms. Shulman is employed on an “at will” basis as an employee of HRB. Pursuant to this employment arrangement, Ms. Shulman receives a base salary and participates in the Company’s Short-Term Incentive Plan and the Company’s 2003 Long-Term Executive Compensation Plan.

If Ms. Shulman incurs a “qualifying termination” (as such term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement), HRB is obligated to provide Ms. Shulman with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement.

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TAMMY S. SERATI EMPLOYMENT AGREEMENT –

Tammy S. Serati is subject to an Employment Agreement with HRB, dated December 2, 2002, as amended December 22, 2008 (the “Serati Agreement”), whereby effective December 2, 2002, she was employed as the Company’s Senior Vice President, Human Resources. The Serati Agreement provides for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; a stock option to purchase shares of Common Stock granted on the effective date; restricted shares of Common Stock awarded promptly after the effective date; and other fringe benefits that may be provided from time to time.

The Serati Agreement provides that it may be terminated (i) by either party at any time for any reason upon 45 days’ prior written notice, (ii) by HRB without notice upon the occurrence of certain stated events, and (iii) by Ms. Serati for “good reason” following a “change of control” of the Company (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on pages 42 and 43 of this proxy statement). If Ms. Serati incurs a “qualifying termination” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement) or if the Serati Agreement is terminated by Ms. Serati for good reason within 180 days following a change of control of the Company, HRB is obligated to provide to Ms. Serati with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement.

The Serati Agreement contains the following post-termination restrictions on Ms. Serati: (i) one-year non-solicitation of employees, (ii) two-year non-solicitation of customers commencing on the later of the last day of employment or the cessation of payments under the Serati Agreement, and (iii) two-year non-competition commencing on the later of the last day of employment or the cessation of payments under the Serati Agreement. Severance benefits and compensation provided in connection with a qualifying termination or a change of control will be terminated if Ms. Serati violates these restrictions.

TIMOTHY C. GOKEY SEPARATION AND RELEASE AGREEMENT –

Timothy C. Gokey resigned as President of HRB Tax Group, Inc. (f/k/a H&R Block Services, Inc.) (“HRB Tax”), an indirect subsidiary of the Company, on May 8, 2009, and entered into a Separation and Release Agreement with HRB Tax dated July 28, 2009 (the “Gokey Separation Agreement”). The Gokey Separation Agreement provides for Mr. Gokey to remain employed by HRB Tax through August 31, 2009 providing transition services to HRB Tax.

The Gokey Separation Agreement also provides for Mr. Gokey’s separation of employment with HRB Tax to be treated as a “qualifying termination” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement) pursuant to the Employment Agreement between HRB Tax and Mr. Gokey dated June 28, 2004 (the “Gokey Employment Agreement”), obligating HRB Tax to provide Mr. Gokey with those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement. As consideration for the payment of such compensation and benefits, Mr. Gokey agrees to, among other things, release the Company and its subsidiaries (including HRB Tax) from any and all claims.

Mr. Gokey is subject to the following post-termination restrictions: (i) one-year non-hiring commencing on the later of the last day of employment or the cessation of payments, (ii) one-year non-solicitation of customers commencing on the later of the last day of employment or the cessation of payments, and (iii) one-year non-competition commencing on the later of the last day of employment or the cessation of payments. Severance benefits and compensation will be terminated if Mr. Gokey violates these restrictions.

During fiscal year 2009, Mr. Gokey was subject to the Gokey Employment Agreement which provided for, among other things, a base salary; participation in the Company’s Short-Term Incentive Plan; stock option to purchase shares of Common Stock granted on the effective date; restricted shares of the Company’s Common Stock awarded on the effective date; and other fringe benefits as may be provided from time to time.

STEVEN TAIT SEPARATION AND RELEASE AGREEMENT –

Steven Tait and RSM McGladrey Business Services, Inc. (“RSM”) entered into a Separation and Release Agreement dated January 20, 2009 (the “Tait Separation Agreement”). The Tait Separation Agreement provides for Mr. Tait to be employed as President of RSM through April 30, 2009.

The Tait Separation Agreement also provides for Mr. Tait’s termination of employment with RSM to be treated as a “qualifying termination” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement) pursuant to the Employment Agreement between RSM and Mr. Tait dated April 1, 2003 (the “Tait Employment Agreement”), obligating RSM to provide Mr. Tait with those

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compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 41 of this proxy statement. As consideration for the payment of such compensation and benefits, Mr. Tait agrees to, among other things, release the Company and its subsidiaries (including RSM) from any and all claims.

Mr. Tait is subject to the following post-termination restrictions: (i) non-hiring of employees for so long as Mr. Tait is receiving post-termination payments (subject to a maximum of one year after the last day of employment), (ii) non-solicitation of customers for so long as Mr. Tait is receiving post-termination payments (subject to a maximum of one year after the last day of employment), and (iii) non-competition for so long as Mr. Tait receives payments under the Tait Agreement (subject to a maximum of one year after the last day of employment). Severance benefits and compensation will be terminated if Mr. Tait violates these restrictions.

ALAN M. BENNETT EMPLOYMENT ARRANGEMENT –

Alan M. Bennett was subject to an Employment Agreement with HRB, whereby effective November 20, 2007 through May 20, 2008 he was employed as the interim Chief Executive Officer of the Company. The Bennett Agreement provided for, among other things, a base salary; a guaranteed bonus (unless he was terminated for “cause” or voluntarily terminated his employment prior to the expiration of the Bennett Agreement); a stock option to purchase shares of the Company’s Common Stock granted on the effective date; and other fringe benefits that may be provided from time to time. Pursuant to the Bennett Agreement, the Company also provided on a tax “grossed up” basis (i) reasonable and customary furnished housing to Mr. Bennett while in Kansas City in connection with the Company’s business and (ii) use of the Company’s Net Jet share to Mr. Bennett and his family for one round trip per week between Mr. Bennett’s Connecticut or Florida residences and Kansas City. The Company also reimbursed Mr. Bennett for rental car expenses while Mr. Bennett was at the Company’s headquarters in connection with the Company’s business and provided Mr. Bennett with other customary health and employment benefits.

The Bennett Agreement expired on May 20, 2008, and effective May 21, 2008, Mr. Bennett and the Company agreed to continue his appointment as the Company’s interim Chief Executive Officer on an “at will” basis and on terms similar to those in the Bennett Agreement. Mr. Bennett resigned as the Company’s interim Chief Executive Officer on July 31, 2008, when Russell P. Smyth was appointed as the Company’s Chief Executive Officer.

OTHER ARRANGEMENTS –

Stock option agreements entered into on or after June 30, 1996 between the Company and the recipients of stock options granted pursuant to the 1993 Long-Term Executive Compensation Plan and the 2003 Long-Term Executive Compensation Plan contain provisions that accelerate the vesting of options held more than six months in the event of certain changes in control. For purposes of such agreements, changes in control include (i) the purchase or other acquisition by a person, entity or group of persons of beneficial ownership of 20% or more of the Company’s voting securities, (ii) the turnover of more than a majority of the directors on the Board of Directors as a result of a proxy contest or series of contests, (iii) either approval (for agreements entered into prior to June 30, 2001) by the Company’s shareholders or completion (for agreements entered into on or after June 30, 2001) of (A) a reorganization or consolidation such that the shareholders immediately prior to the reorganization or consolidation do not, immediately after such reorganization or consolidation, own more than 50% of the voting securities of the reorganized or consolidated organization, or (B) the sale of all or substantially all of the assets of the Company, or (iv) approval by the Company’s shareholders of a liquidation or dissolution of the Company.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL –

The following table summarizes the potential payments our Named Executive Officers would receive in the event of termination or a change of control of the Company. This table assumes the relevant triggering event occurred on April 30, 2009.

	Termination Other
	than for Cause(1) or	Termination for	Change of	Death or
Name of Executive	Severance(2)($)	Good Reason ($)(3)	Control ($)(4)	Disability ($)(5)

Smyth

Cash (salary plus bonus)(6)	1,500,000	1,500,000	2,683,750	—

Restricted Stock (lapse of restrictions)(7)	—	—	—	—

Stock Options (vesting accelerated)(8)	—	—	—	—

Performance Shares(9)	—	—	—	—

Health and Welfare Plan Benefits(10)	10,921	10,921	10,921	—

Outplacement Services	—	—	—	—

Shulman

Cash (salary plus short term incentive)(11)	391,776	—	—	—

Restricted Stock (lapse of restrictions)(12)	10,901	—	—	—

Stock Options (vesting accelerated)(13)	—	—	—	—

Performance Shares(14)	54,565	—	54,565	54,565

Health and Welfare Plan Benefits	—	—	—	—

Outplacement Services(15)	15,000	—	—	—

Tait(16)

Cash (salary plus short term incentive)	827,688	N/A	N/A	N/A

Restricted Stock (lapse of restrictions)	—	N/A	N/A	N/A

Stock Options (vesting accelerated)	—	N/A	N/A	N/A

Performance Shares	100,984	N/A	N/A	N/A

Health and Welfare Plan Benefits	12,004	N/A	N/A	N/A

Outplacement Services	15,000	N/A	N/A	N/A

Gokey(17)

Cash (salary plus short term incentive)	833,340	N/A	N/A	N/A

Restricted Stock (lapse of restrictions)	176,136	N/A	N/A	N/A

Stock Options (vesting accelerated)	—	N/A	N/A	N/A

Performance Shares	266,551	N/A	N/A	N/A

Health and Welfare Plan Benefits	10,008	N/A	N/A	N/A

Outplacement Services	15,000	N/A	N/A	N/A

Serati

Cash (salary plus short term incentive)(18)	373,996	—	373,996	—

Restricted Stock (lapse of restrictions)(19)	—	—	—	—

Stock Options (vesting accelerated)(13)	—	—	—	—

Performance Shares(14)	77,108	—	77,108	77,108

Health and Welfare Plan Benefits(20)	10,921	—	10,921	—

Outplacement Services(15)	15,000	—	15,000	—

NOTES:

(1)	Applies only to Mr. Smyth. “Cause” under the Smyth Agreement, refers to any one or more of the following grounds unless cured within 10 days of receipt of notice thereof: (i) Mr. Smyth’s misconduct that materially interferes with or materially prejudices the proper conduct of the business of the Company or any affiliate or which may reasonably result in harm to the reputation of the Company or any affiliate; (ii) Mr. Smyth’s commission of an act materially and demonstrably detrimental to the good will of the Company or any affiliate, which act constitutes gross negligence or willful misconduct by Mr. Smyth in the performance of his material duties to the Company or any affiliate; (iii) Mr. Smyth’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Mr. Smyth at the expense of the Company or any affiliate; (iv) Mr. Smyth’s violation of certain covenants related to non-solicitation of employees, non-solicitation of customers, non-competition and non-disparagement; or (v) Mr. Smyth’s conviction of, or plea of nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony.

(2)	Applies to Ms. Shulman and Ms. Serati. Under the H&R Block Severance Plan (the “Severance Plan”), Ms. Shulman and Ms. Serati are entitled to severance compensation in the event of a “Qualifying Termination.” A “Qualifying Termination” is defined under the Severance Plan to mean the involuntary termination of an employee, but does not include a termination resulting from: (i) the elimination of the employee’s position where the employee was offered a comparable position with a subsidiary of the Company; (ii) a sale of assets or other corporate acquisition or disposition where the employee is offered a comparable position with the acquiring

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entity; (iii) the redefinition of an employee’s position to a lower salary rate or grade; (iv) the termination of an employee for cause; or (v) the non-renewal of employment contracts. Additionally, (i) Mr. Tait experienced a “Qualifying Termination” under the Severance Plan pursuant to the Tait Separation Agreement and Tait Employment Agreement, as more fully described in footnote 16 to this Table and (ii) Mr. Gokey experienced a “Qualifying Termination” under the Severance Plan pursuant to the Gokey Separation Agreement and Gokey Employment Agreement, as more fully described in footnote 17 to this Table.

(3)	Termination for “Good Reason” under the Smyth Agreement refers to any one or more of the following grounds unless cured within 30 days of receipt of notice thereof: (i) a material diminution in Mr. Smyth’s base compensation; (ii) a material diminution in Mr. Smyth’s authority, duties, or responsibilities as President and Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (“Block Board”) (but, if the Company becomes a subsidiary of another entity, “Block Board” shall be deemed to refer to the board of directors (or other governing body) of the ultimate parent entity of the Company); (iii) a material change in the geographic location at which Mr. Smyth must perform the services; or (iv) any other action or inaction that constitutes a material breach by HRB of the Smyth Agreement.

(4)	(a) Under the Smyth Agreement, if during the 2-year period following a “Change of Control” of the Company, HRB terminates Mr. Smyth other than for Cause or Disability, or Mr. Smyth terminates for Good Reason, Mr. Smyth shall be entitled to those payments set forth in the table.

Under the Smyth Agreement, a “Change in Control” means: (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, (w) any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, (x) any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the shareholders who were the beneficial owners of the voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (y) pursuant to any acquisition by Mr. Smyth or any group of persons including Mr. Smyth, or (z) by any underwriter temporarily holding securities pursuant to an offering of such securities; (ii) during any 12-month period, individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Company’s Board (or nominating committee thereof) will be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); (iii) the completion of a reorganization, merger or consolidation of the Company, in each case, unless following such reorganization, merger or consolidation, the shareholders who were the beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership, immediately prior to such reorganization, merger or consolidation, of the voting securities of the Company entitled to vote generally in the election of directors; or (iv) a complete liquidation or dissolution of the Company or the consummation of a sale or other disposition of all or substantially all of the assets of the Company to an entity that is not an affiliate of the Company.

(b) Under the Serati Agreement, if during the 180-day period following a “Change of Control” of the Company, Ms. Serati incurs an involuntary termination without “Cause” or Ms. Serati terminates for “Good Reason,” such termination shall be treated as a Qualifying Termination under the Severance Plan.

Under the Serati Agreement, a “Change of Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this provision; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation; (iii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Company’s Board before the date of such appointment or election; or (iv) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with

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such assets. Notwithstanding the foregoing, there is no Change of Control event when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (y) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (y) above. For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and IRC Section 409A.

Under the Serati Agreement, “Cause” means: (i) Ms. Serati’s misconduct that interferes with or prejudices the proper conduct of the business of the Company or any affiliate or which may reasonably result in harm to the reputation of the Company or any affiliate; (ii) Ms. Serati’s commission of an act materially and demonstrably detrimental to the good will of the Company or any affiliate, which act constitutes gross negligence or willful misconduct by Ms. Serati in the performance of her material duties to the Company or any affiliate; (iii) Ms. Serati’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Ms. Serati at the expense of the Company or any affiliate; (iv) Ms. Serati’s violation of certain covenants relating to confidentiality, non-hiring of employees, non-solicitation of customers and non-competition; (v) Ms. Serati’s conviction of a misdemeanor (involving an act of moral turpitude) or a felony; (vi) Ms. Serati’s disobedience, insubordination or failure to discharge her duties; (vii) Ms. Serati’s suspension by the Internal Revenue Service from participation in the Electronic Filing Program; (viii) the inability of the Company or any affiliate to participate, in whole or in part, in any activity subject to governmental regulation as the result of any action or inaction on the part of Ms. Serati; or (ix) Ms. Serati’s death or total and permanent disability. The term “total and permanent disability” will have the meaning ascribed thereto under any long-term disability plan maintained by the Company for executives of the Company.

Under the Serati Agreement, “Good Reason” refers to any one or more of the following grounds unless cured within 30 days of receipt of notice thereof: (i) a material diminution in Ms. Serati’s base compensation; (ii) a material diminution in Ms. Serati’s authority, duties or responsibilities; (iii) a material change in the geographic location at which Ms. Serati must perform services; or (iv) any other action or inaction that constitutes a material breach by HRB of Ms. Serati’s employment agreement.

(5)	“Disability” under the Smyth Agreement means Mr. Smyth’s absence from his responsibilities with HRB on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury.

(6)	Under the Smyth Agreement, in the event of a termination by HRB other than for Cause or Disability or should Mr. Smyth terminate for Good Reason prior to July 31, 2014, HRB shall pay Mr. Smyth a lump sum cash payment equal to $1.5 million. Under the Smyth Agreement, if during the two-year period following a Change in Control of the Company (i) HRB terminates Mr. Smyth other than for Cause or Disability or (ii) Mr. Smyth terminates for Good Reason, HRB shall pay Mr. Smyth a cash payment equal to two times his base salary and his target short-incentive compensation for the year in which the date of termination occurs.

(7)	Under the Smyth Agreement, in the event of a termination by HRB other than for Cause or Disability or should Mr. Smyth terminate for Good Reason prior to July 31, 2014, all restrictions on any non-vested restricted stock that would have lapsed during the 12-month period following the termination date shall immediately lapse. Under the Smyth Agreement, if during the two-year period following a Change in Control of the Company (i) HRB terminates Mr. Smyth other than for Cause or Disability or (ii) Mr. Smyth terminates for Good Reason, all restrictions on any non-vested restricted stock shall immediately lapse.

(8)	Under the Smyth Agreement, in the event of a termination by HRB other than for Cause or Disability or should Mr. Smyth terminate for Good Reason prior to July 31, 2014, all stock options to purchase Company stock that would have vested during the 12-month period following the termination date will immediately vest and any vested stock options will remain exercisable for 12 months following the termination date. Under the Smyth Agreement, if during the two-year period following a Change in Control of the Company (i) HRB terminates Mr. Smyth other than for Cause or Disability or (ii) Mr. Smyth terminates for Good Reason, all stock options to purchase Company stock shall immediately vest and will remain exercisable for 12 months following the termination date,

(9)	Under the Smyth Agreement, in the event of (i) a termination by HRB other than for Cause or Disability, (ii) a termination by Mr. Smyth for Good Reason prior to July 31, 2014, or (iii) a termination during the two-year period following a Change in Control of the Company by (y) HRB other than for Cause or Disability or (z) Mr. Smyth for Good Reason, HRB shall pay to Mr. Smyth a pro-rata award of any performance shares outstanding on the date of termination based on the achievement of the performance goals at the end of the applicable performance period, which payment shall in any event be made no later than two and one-half months after the end of the last fiscal year of the performance period to which it relates.

(10)	Under the Smyth Agreement, in the event of (i) a termination by HRB other than for Cause or Disability, (ii) a termination by Mr. Smyth for Good Reason prior to July 31, 2014, or (iii) a termination during the two-year period following a Change in Control of the Company by (y) HRB other than for Cause or Disability or (z) Mr. Smyth for Good Reason, Mr. Smyth will be entitled to 12 months of continuing coverage under the Company’s health and welfare plans.

(11)	Under the Severance Plan, in the event of a Qualifying Termination HRB shall pay Ms. Shulman a lump sum cash payment equal to one month of Ms. Shulman’s salary for each year of service. In addition, the Company shall pay a severance enhancement equal to one-twelfth of 60% of her salary for each year of service.

(12)	Under the Severance Plan, in the event of a Qualifying Termination all restrictions lapse on any non-vested restricted stock awarded to Ms. Shulman that would have lapsed within the 6-month period following termination.

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(13)	Under the Severance Plan, in the event of a Qualifying Termination all stock options to purchase Company stock which would otherwise become vested within 18 months of termination fully vest and shall be exercisable for a period of three months after termination of employment. In addition, the executive may extend the exercise period for a period of three months following the end of the severance period. Under the 2003 Long-Term Executive Compensation Plan, in the event of a Change of Control, all stock options to purchase Company stock awarded more than six months prior to the Change of Control fully vest.

(14)	Under the 2003 Long-Term Executive Compensation Plan, in the event of a Qualifying Termination as defined by the Severance Plan, Change of Control, Disability or Death, the executive will be paid a pro-rata award of any performance shares based upon achievement of performance goals and paid after the end of the applicable performance period.

(15)	Under the Severance Plan, the Company, at its discretion may provide certain career transition counseling or outplacement services.

(16)	Pursuant to the terms of the Tait Separation Agreement, Mr. Tait’s termination of employment was treated as a “Qualifying Termination” under the Severance Plan entitling Mr. Tait to the following: (i) a lump sum cash severance payment and a severance enhancement; (ii) to remain eligible to receive a short-term incentive compensation bonus for fiscal year 2009; (iii) a lump-sum cash payment for 12 months of continuing coverage under the Company’s health and welfare plans; (iv) all stock options to purchase Company stock that would have vested during the 18-month period following the termination date will vest as of the termination date and be immediately exercisable; (v) all restrictions on any non-vested restricted stock that would have lapsed during the 18-month period following the termination date shall lapse as of the termination date; (vi) to remain eligible to receive a pro-rata amount of performance shares granted on June 30, 2007 at the end of the three-year performance cycle based on RSM’s performance against previously established performance goals for the 2007 grant period; and (vii) outplacement services for 12 months.

(17)	Pursuant to the terms of the Gokey Separation Agreement (dated July 28, 2009), Mr. Gokey’s separation of employment was treated as a “Qualifying Termination” under the Severance Plan entitling Mr. Gokey to the following: (i) a lump-sum cash severance payment (equal to Mr. Gokey’s salary for 12 months and Mr. Gokey’s target short-term incentive compensation); (ii) a lump-sum cash payment for 12 months of continuing coverage under the Company’s health and welfare plans; (iii) all options to purchase Company stock that would have vested during the 18-month period following the separation date (August 31, 2009) will vest as of the separation date and be immediately exercisable; provided that, the 179,855 stock options to purchase Company stock awarded to Mr. Gokey on October 1, 2008 (as part of a retention package more fully described on page 27) will vest as of the separation date; (iv) all restrictions on any non-vested restricted stock that would have lapsed during the 18-month period following the separation date shall lapse as of the separation date; provided that, all restrictions on the 10,520 shares of restricted stock awarded to Mr. Gokey on October 1, 2008 (as part of a retention package more fully described on page 27) shall lapse as of the separation date; (v) to remain eligible to receive a pro-rata amount of performance shares granted on June 30, 2007 and June 30, 2008 at the end of the related three-year performance cycle based on the Company’s performance against previously established performance goals for the 2007 and 2008 grant periods; and (vi) outplacement services for 12 months.

The Company used its closing market price as of July 24, 2009 for purposes of valuing Mr. Gokey’s equity compensation (options, restricted stock and performance shares) under the Gokey Separation Agreement (Mr. Gokey’s separation date is August 31, 2009).

(18)	Under the Serati Agreement, in the event (i) Ms. Serati experiences a Qualifying Termination (as defined under the Severance Plan), or (ii) HRB involuntary terminates Ms. Serati without Cause or Ms. Serati terminates for Good Reason following a Change of Control of the Company, HRB shall pay a lump sum cash payment equal to one month of Ms. Serati’s salary for each year of service (Ms. Serati is credited with a minimum of 12 years of service for purposes of this payment). In addition, Ms. Serati will be credited with the lesser of (y) one-twelfth of her target payout under the short term incentive plan as of her last day of employment or (z) one-twelfth of her actual payout under the short-term incentive plan for the fiscal year immediately prior to her last day of service, multiplied by her years of service.

(19)	Under the Serati Agreement, in the event (i) Ms. Serati experiences a Qualifying Termination (as defined under the Severance Plan), (ii) HRB involuntary terminates Ms. Serati without Cause, or (iii) Ms. Serati terminates for Good Reason following a Change of Control of the Company, all restrictions lapse on any non-vested restricted stock awarded to Ms. Serati that would have lapsed within the 6-month period following termination.

(20)	Under the Serati Agreement, in the event (i) Ms. Serati experiences a Qualifying Termination (as defined under the Severance Plan), (ii) HRB involuntary terminates Ms. Serati without Cause, or (iii) Ms. Serati terminates for Good Reason following a Change of Control of the Company, Ms. Serati will receive a lump-sum cash payment equal to 12 months of continuing coverage under the Company’s health and welfare plans.

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EQUITY COMPENSATION PLANS –

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of April 30, 2009. As of April 30, 2009, the Company had four stock-based compensation plans: the 2003 Long-Term Executive Compensation Plan, the 2008 Deferred Stock Unit Plan for Outside Directors, the 1999 Stock Option Plan for Seasonal Employees, and the 2000 Employee Stock Purchase Plan. The shareholders have approved all of the Company’s current stock-based compensation plans. The shareholders approved the 2003 Plan in September 2002 to replace the 1993 Long-Term Executive Compensation Plan, effective July 1, 2003. The 1993 Plan terminated at that time, except with respect to outstanding awards thereunder. The shareholders had approved the 1993 Plan in September 1993 to replace the 1984 Long-Term Executive Compensation Plan, which terminated at that time except with respect to outstanding options thereunder. The shareholders approved the 2008 Deferred Stock Unit Plan in September 2008 to replace the 1989 Stock Option Plan for Outside Directors, except with respect to outstanding awards thereunder.

Number of securities
remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans excluding securities
	warrants, and rights	warrants, and rights	reflected in column (A)
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders	16,081,000	$21.83	11,540,000
Equity compensation plans not approved by security holders	—	—	—

Total	16,081,000	$21.83	11,540,000

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INFORMATION REGARDING SECURITY HOLDERS

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT –

The following table shows as of June 1, 2009 the number of shares of Common Stock beneficially owned by each nominee for election as director, by each of the Named Executive Officers and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares set forth in the following table.

	Number of Shares

			Share Units
	Beneficially		and Share			Percent
Name	Owned(1)		Equivalents(2)		Total	of Class

Alan M. Bennett	150,000		4,273		154,273	*

Thomas M. Bloch	259,424	(3)	8,547		267,971	*

Richard C. Breeden	13,329,738	(4)	8,547	(5)	13,338,285	3.98

Robert A. Gerard	6,000	(6)	8,547		14,547	*

Timothy C. Gokey(7)	447,700	(8)	0		447,700	*

Len J. Lauer	26,000		8,547		34,547	*

David B. Lewis	28,000		8,547		36,547	*

Tom D. Seip	56,437		8,547		64,984	*

Tammy S. Serati	185,993	(9)	1,565		187,558	*

L. Edward Shaw, Jr.	0		8,547	(5)	8,547	*

Becky S. Shulman	178,648	(10)	0		178,648	*

Russell P. Smyth	0		0		0	*

Steven Tait(11)	635,537		0		635,537	*

Christianna Wood	0		4,986		4,986	*

All directors and executive officers as a group (15 persons)	15,319,709	(12)(13)	70,650		15,390,359	4.60%

 *  Less than 1%

(1)	Includes shares that on June 1, 2009 the specified person had the right to purchase as of June 30, 2009 pursuant to options granted in connection with the Company’s 1989 Stock Option Plan for Outside Directors or the Company’s 2003 Long-Term Executive Compensation Plans, as follows: Mr. Bennett, 150,000 shares; Mr. Bloch, 60,000 shares; Mr. Breeden, 37,595 shares; Mr. Gokey, 408,333 shares; Mr. Lauer, 16,000 shares; Mr. Lewis, 24,000 shares; Mr. Seip, 48,000 shares; Ms. Serati, 172,000 shares; Ms. Shulman, 151,368 shares; Mr. Tait, 527,120 shares.

(2)	These amounts reflect share unit balances in the Company’s Deferred Compensation Plan for Directors, the Company’s Deferred Compensation Plan for Executives and/or the 2008 Deferred Stock Unit Plan for Outside Directors. The value of the share units mirrors the value of the Company’s Common Stock. The share units do not have voting rights.

(3)	Mr. Bloch has shared voting and shared investment power with respect to 121,200 of these shares. Mr. Bloch disclaims beneficial ownership of 100,000 shares held by M&H Bloch Partners, LP, except to the extent of his partnership interest therein.

(4)	Mr. Breeden is the managing member of Breeden Capital Partners LLC, managing member and chairman and chief executive of Breeden Capital Management LLC and the Key Principal of Breeden Partners (Cayman) Ltd. Breeden Capital Partners LLC is in turn the general partner of Breeden Partners L.P., Breeden Partners (California) L.P., Breeden Partners (California) II L.P, and Breeden Partners (New York) I L.P. Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Mr. Breeden in his capacity as managing member and Key Principal, as well as chairman and chief executive officer of Breeden Capital Management LLC, may be deemed to be the beneficial owner of 13,292,143 shares owned by Breeden Partners (Cayman) Ltd., Breeden Partners L.P., Breeden Partners (California) L.P. , Breeden Partners (California) II L.P, and Breeden Partners (New York) I L.P (the “Breeden Funds”). Under the governing documents of Breeden Capital Management LLC and related investment funds, compensation received by Mr. Breeden with respect to stock options included in this figure (37,995 shares) for service as a director of the Company is turned over to the investment funds. Mr. Breeden has no interest in such compensation other than to the extent of his pro rata ownership interest in the investment funds.

(5)	Pursuant to the governing documents of Breeden Capital Management LLC and related investment funds, compensation received by Messrs. Breeden and Shaw for service as directors of the Company is turned over to the investment funds. Messrs. Breeden and Shaw have no interest in such compensation other than to the extent of their pro rata ownership interest in the investment funds.

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(6)	Mr. Gerard disclaims beneficial ownership of 6,000 shares which are held by GFP, L.P., except to the extent of his partnership interest therein.

(7)	Mr. Gokey resigned as President of U.S. Tax Operations of HRB Tax Group, Inc. on May 8, 2009.

(8)	Includes 10,810 shares of restricted stock granted under the Company’s 2003 Long-Term Executive Compensation Plan.

(9)	Includes 3,298 shares held in the Employee Stock Purchase Plan (the “ESPP”).

(10)	Includes 1,440 shares of restricted stock granted under the Company’s 2003 Long-Term Executive Compensation Plan and 2,960 shares in the ESPP.

(11)	Mr. Tait resigned as President of RSM McGladrey Business Services, Inc. as of April 30, 2009.

(12)	Includes shares held by certain family members of such directors and officers or in trusts or custodianships for such members (directly or through nominees) in addition to 1,681,124 shares which such directors and officers have the right to purchase as of June 30, 2009 pursuant to options granted in connection with the Company’s stock option plans.

(13)	Includes 15,198,509 shares held with sole voting and investment powers and 121,200 shares held with shared voting and investment powers.

PRINCIPAL SECURITY HOLDERS –

The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. The information provided is based upon Schedule 13G filings with the Securities and Exchange Commission.

		Percent of
	Shares	Common
Name and Address	Beneficially	Stock
of Beneficial Owner	Owned	Outstanding

Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	44,199,330	13.04%	(1)

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	21,420,595	6.3%	(2)

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	20,360,258	6.007%	(3)

(1)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2008 and is furnished in reliance on the Schedule 13G/A of Davis Selected Advisers, L.P. filed on February 13, 2009. The Schedule 13G/A indicates that the number of shares beneficially owned includes 41,108,495 shares with sole voting power and 44,199,330 shares with sole dispositive power.

(2)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2008 and is furnished in reliance on the Schedule 13G/A of T. Rowe Price Associates, Inc. filed on February 11, 2009. The Schedule 13G/A indicates that the number of shares beneficially owned includes 5,077,909 shares with sole voting power and 21,418,695 shares with sole dispositive power.

(3)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2008 and is furnished in reliance on the Schedule 13G of FMR LLC filed on February 17, 2009. The Schedule 13G indicates that the number of shares beneficially owned includes 2,104,434 shares with sole voting power and 20,360,258 shares with sole dispositive power.

OTHER MATTERS –

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE –

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of any class of the Company’s equity securities to file reports of ownership and changes in ownership of the Company’s Common Stock. To the best of the Company’s knowledge, all required reports were filed on time and all transactions by the Company’s directors and executive officers were reported on time, except for the failure to timely report on a Form 4 a grant of stock options to Russell P. Smyth shortly after his

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employment with the Company. Such failure was inadvertent and based upon an administrative error, and the transactions were ultimately reported on a Form 5 which was filed on behalf of Mr. Smyth.

REVIEW OF RELATED PERSON TRANSACTIONS –

The Board has adopted a Related Party Transaction Approval Policy (the “Policy”), which is in writing and is administered by the Company’s management and the Governance and Nominating Committee. Under the Policy, the Company’s management will determine whether a transaction meets the requirements of a Related Party Transaction. Upon such a determination, the Governance and Nominating Committee will review the material facts of the Related Party Transaction and either approve or ratify the transaction (subject to certain exceptions which are deemed pre-approved) taking into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. If advance approval of a Related Party Transaction is not feasible, the Governance and Nominating Committee must ratify the transaction at its next regularly scheduled meeting or the transaction must be rescinded. No director who is a Related Party with respect to a Related Party Transaction may participate in any discussion or approval of such transaction, except that the director must provide all material information concerning the transaction to the Governance and Nominating Committee.

A Related Party Transaction is any transaction, arrangement or relationship, or any series of transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant, the amount involved will or may be expected to exceed $120,000 in any fiscal year and a Related Party has or will have a direct or indirect interest.

A Related Party is any (1) Section 16 executive officer, director or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s Common Stock, or (3) immediate family member of any of the foregoing.

SHAREHOLDER PROPOSALS AND NOMINATIONS –

For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2010 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the Company must receive notice at our offices at One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary, on or before April 14, 2010. Applicable Securities and Exchange Commission rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to the Company’s Amended and Restated Bylaws, for any business not included in the proxy statement for the 2010 Annual Meeting to be brought before the meeting by a shareholder, the shareholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than June 28, 2010 (45 days prior to August 12, 2010). The notice must contain the information required by the Company’s Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at an annual meeting of shareholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our Bylaws relating to shareholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company’s Bylaws is available on our website at www.hrblock.com under the tab “Company” and then under the heading “Block Investors” and then “Corporate Governance,” or upon request to: H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters which will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors
BRET G. WILSON
Secretary

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APPENDIX A
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN (AS AMENDED)

1. PURPOSES. The purposes of this 2003 Long-Term Executive Compensation Plan are to provide incentives and rewards to those employees and persons largely responsible for the success and growth of H&R Block, Inc. and its subsidiary corporations, and to assist all such corporations in attracting and retaining executives and other key employees and persons with experience and ability.

2. DEFINITIONS.

(a) Award means one or more of the following: shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units and any other rights which may be granted to a Recipient under the Plan.

(b) Committee means the Compensation Committee described in Section 3.

(c) Common Stock means the Common Stock, without par value, of the Company.

(d) Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

(e) Incentive Stock Option means a Stock Option which meets all of the requirements of an “incentive stock option” as defined in Section 422(b) of the Internal Revenue Code.

(f) Internal Revenue Code means the Internal Revenue Code of 1986, as now in effect or hereafter amended.

(g) Performance Period means that period of time specified by the Committee during which a Recipient must satisfy any designated performance goals in order to receive an Award.

(h) Performance Share means the right to receive, upon satisfying designated performance goals within a Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the market value of shares of Common Stock covered by such Performance Shares at the close of the Performance Period.

(i) Performance Unit means the right to receive, upon satisfying designated performance goals within a Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock.

(j) Plan means this 2003 Long-Term Executive Compensation Plan, as the same may be amended from time to time.

(k) Recipient means an employee of the Company or other person who has been granted an Award under the Plan.

(l) Restricted Share means a share of Common Stock issued to a Recipient hereunder subject to such terms and conditions, including, without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.

(m) Stock Appreciation Right means the right to receive, upon exercise of a stock appreciation right granted under this Plan, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the increase in the market value of the shares of Common Stock covered by such stock appreciation right from the initial day of the Performance Period for such stock appreciation right to the date of exercise.

(n) Stock Option means the right to purchase, upon exercise of a stock option granted under this Plan, shares of the Company’s Common Stock.

3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee which shall consist of directors of the Company, to be appointed by and to serve at the pleasure of the Board of Directors of the

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Company. A majority of the Committee members shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be valid acts of the Committee, however designated, or the Board of Directors of the Company if the Board has not appointed a Committee.

The Committee shall have full power and authority to construe, interpret and administer the Plan and, subject to the powers herein specifically reserved to the Board of Directors and subject to the other provisions of this Plan, to make determinations which shall be final, conclusive and binding upon all persons including, without limitation, the Company, the shareholders of the Company, the Board of Directors, the Recipients and any persons having any interest in any Awards which may be granted under the Plan. The Committee shall impose such additional conditions upon the grant and exercise of Awards under this Plan as may from time to time be deemed necessary or advisable, in the opinion of counsel to the Company, to comply with applicable laws and regulations. The Committee from time to time may adopt rules and regulations for carrying out the Plan and written policies for implementation of the Plan. Such policies may include, but need not be limited to, the type, size and terms of Awards to be made to Recipients and the conditions for payment of such Awards.

4. ABSOLUTE DISCRETION. The Committee may, in its sole and absolute discretion (subject to the Committee’s power to delegate certain authority in accordance with the second paragraph of this Section 4), at any time and from time to time during the continuance of the Plan, (i) determine which Recipients shall be granted Awards under the Plan, (ii) grant to any Recipient so selected such an Award, (iii) determine the type, size and terms of Awards to be granted (subject to Sections 6, 10 and 11 hereof), (iv) establish objectives and conditions for receipt of Awards, (v) place conditions or restrictions on the payment or exercise of Awards, and (vi) do all other things necessary and proper to carry out the intentions of this Plan; provided, however, that, in each and every case, those Awards which are Incentive Stock Options shall contain and be subject to those requirements specified in Section 422 of the Internal Revenue Code and shall be granted only to those persons eligible thereunder to receive the same.

The Committee may at any time and from time to time delegate to the Chief Executive Officer of the Company authority to take any or all of the actions that may be taken by the Committee as specified in this Section 4 or in other sections of the Plan in connection with the determination of Recipients, types, sizes, terms and conditions of Awards under the Plan and the grant of any such Awards, provided that any authority so delegated (a) shall apply only to Awards to employees of the Company that are not officers of Company under Regulation Section 240.16a-1(f) promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, and (b) shall be exercised only in accordance with the Plan and such rules, regulations, guidelines, and limitations as the Committee shall prescribe.

5. ELIGIBILITY. Awards may be granted to any employee of the Company or to the non-executive Chairman of the Board of the Company. No member of the Committee (other than any ex officio member or the non-executive Chairman of the Board of the Company) shall be eligible for grants of Awards under the Plan. A Recipient may be granted multiple forms of Awards under the Plan. Incentive Stock Options may be granted under the Plan to a Recipient during any calendar year only if the aggregate fair market value (determined as of the date the Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such Recipient during any calendar year under the Plan and any other “incentive stock option plans” (as defined in the Internal Revenue Code) maintained by the Company does not exceed the sum of $100,000.

6. STOCK SUBJECT TO THE PLAN. The total number of shares of Common Stock issuable under this Plan may not at any time exceed 14,000,000 shares, subject to adjustment as provided herein. All of such shares may be issued or issuable in connection with the exercise of Incentive Stock Options. Shares of Common Stock not actually issued pursuant to an Award shall be available for future Awards. Shares of common Stock to be delivered or purchased under the Plan may be either authorized but unissued Common Stock or treasury shares. The total number of shares of Common Stock that may be subject to one or more Awards granted to any one Recipient during a calendar year may not exceed 1,000,000, subject to adjustment as provided in Section 16 of the Plan.

7. AWARDS.

(a) Awards under the Plan may include, but need not be limited to, shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, Stock Appreciation Rights, Performance Shares and Performance Units. The amount of each Award may be based upon the market value of a share of Common

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Stock. The Committee may make any other type of Award which it shall determine is consistent with the objectives and limitations of the Plan.

(b) The Committee may establish performance goals to be achieved within such Performance Periods as may be selected by it using such measures of the performance of the Company as it may select as a condition to the receipt of any Award.

8. VESTING REQUIREMENTS. The Committee may determine that all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be vested at such times and upon such terms as may be selected by it.

9. DEFERRED PAYMENTS AND DIVIDEND AND INTEREST EQUIVALENTS.

(a) The Committee may determine that the receipt of all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine.

(b) The Committee may provide, in its sole and absolute discretion, that a Recipient to whom an Award is payable in whole or in part at a future time in shares of Common Stock shall be entitled to receive an amount per share equal in value to the cash dividends paid per share on issued and outstanding shares as of the dividend record dates occurring during the period from the date of the Award to the date of delivery of such share to the Recipient. The Committee may also authorize, in its sole and absolute discretion, payment of an amount which a Recipient would have received in interest on (i) any Award payable at a future time in cash during the period from the date of the Award to the date of payment, and (ii) any cash dividends paid on issued and outstanding shares as of the dividend record dates occurring during the period from the date of an Award to the date of delivery of shares pursuant to the Award. Any amounts provided under this subsection shall be payable in such manner, at such time or times, and subject to such terms and conditions as the Committee may determine in its sole and absolute discretion.

10. STOCK OPTION PRICE. The purchase price per share of Common Stock under each Stock Option shall be determined by the Committee, but shall not be less than market value (as determined by the Committee) of one share of Common Stock on the date the Stock Option or Incentive Stock Option is granted. Payment for exercise of any Stock Option granted hereunder shall be made (a) in cash, or (b) by delivery of Common Stock having a market value equal to the aggregate option price, or (c) by a combination of payment of cash and delivery of Common Stock in amounts such that the amount of cash plus the market value of the Common Stock equals the aggregate option price.

11. STOCK APPRECIATION RIGHT VALUE. The base value per share of Common Stock covered by an Award in the form of a Stock Appreciation Right shall be the market value of one share of Common Stock on the date the Award is granted.

12. CONTINUATION OF EMPLOYMENT. The Committee shall require that a Recipient be an employee or director of the Company at the time an Award is paid or exercised. The Committee may provide for the termination of an outstanding Award if a Recipient ceases to be an employee or director of the Company and may establish such other provisions with respect to the termination or disposition of an Award on the death or retirement of a Recipient (or not being re-elected to the Board of Directors) as it, in its sole discretion, deems advisable. The Committee shall have the sole power to determine the date of any circumstances which shall constitute a cessation of employment or term as a director and to determine whether such cessation is the result of retirement, death or any other reason.

13. REGISTRATION OF STOCK. Each Award shall be subject to the requirement that if at any time the Committee shall determine that qualification or registration under any state or federal law of the shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, or other securities thereby covered or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase of shares thereunder, the Award may not be paid or exercised in whole or in part unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Committee, in its discretion, deems unacceptable.

14. EMPLOYMENT STATUS. No Award shall be construed as imposing upon the Company the obligation to continue the employment or term of a Recipient. No employee or other person shall have any claim or right to be granted an Award under the Plan.

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15. ASSIGNABILITY. No Award granted pursuant to the Plan shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution and during the lifetime of the Recipient shall be exercisable or payable only by or to him or her; provided, however, that a Recipient who was granted an Award in consideration for serving as the Company’s non-executive Chairman of the Board may transfer or assign an Award to an entity that is or was a shareholder of the Company at any time during which the Recipient served as the Company’s non-executive Chairman of the Board (a “Shareholder Entity”) if (i) the Recipient is affiliated with the manager of the investments made by such Shareholder Entity or otherwise serves on the Company’s Board of Directors at the Shareholder Entity’s direction or request, and (ii) pursuant to the Shareholder Entity’s governance documents or any regulatory, contractual or other requirement, any consideration the Recipient may receive as compensation for serving as a director of the Company must be transferred, assigned, surrendered or otherwise paid to the Shareholder Entity.

16. DILUTION OR OTHER ADJUSTMENTS. In the event of any changes in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split-up, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to Awards or any provisions of this Plan as it deems necessary and appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to the Plan, the maximum number of shares that may be subject to one or more Awards granted to any one Recipient during a calendar year, or the number of shares of Common Stock subject to an outstanding Award.

17. MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall make such arrangements it deems advisable with respect to outstanding Awards, which shall be binding upon the Recipients of outstanding Awards, including, but not limited to, the substitution of new Awards for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.

18. WITHHOLDING TAXES. The Company shall have the right to deduct from all Awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in other than cash, to require the payment (through withholding from the Recipient’s salary or otherwise) of any such taxes. Subject to such conditions as the Committee may establish, Awards payable in shares of Common Stock, or in the form of an Incentive Stock Option or Stock Option, may provide that the Recipients thereof may elect, in accordance with any applicable regulations, to satisfy all or any part of the tax required to be withheld by the Company in connection with such Award, or the exercise of such Incentive Stock Option or Stock Option, by electing to have the Company withhold a number of shares of Common Stock awarded, or purchased pursuant to such exercise, having a fair market value on the date the tax withholding is required to be made equal to or less than the amount required to be withheld.

19. COSTS AND EXPENSES. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any Award or to any Recipient.

20. FUNDING OF PLAN. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

21. AWARD CONTRACTS. The Committee shall have the power to specify the form of Award contracts to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such contracts shall be final, conclusive and binding upon the Company, the shareholders of the Company and the Recipients. No Recipient shall have or acquire any rights under the Plan except such as are evidenced by a duly executed contract in the form thus specified. No Recipient shall have any rights as a holder of Common Stock with respect to Awards hereunder unless and until certificates for shares of Common Stock or Restricted Shares are issued to the Recipient.

22. GUIDELINES. The Board of Directors of the Company shall have the power to provide guidelines for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board deems necessary.

23. AMENDMENT AND DISCONTINUANCE. The Board of Directors of the Company shall have the right at any time during the continuance of the Plan to amend, modify, supplement, suspend or terminate the Plan, provided that in the absence of the approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of shareholders of the Company, no such

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amendment, modification or supplement shall (i) increase the aggregate number of shares which may be issued under the Plan, unless such increase is by reason of any change in capital structure referred to in Section 16 hereof, (ii) change the termination date of the Plan provided in Section 24, (iii) delete or amend the market value restrictions contained in Sections 10 and 11 hereof, (iv) materially modify the requirements as to eligibility for participation in the Plan, or (v) materially increase the benefits accruing to participants under the Plan, and provided further, that no amendment, modification or termination of the Plan shall in any manner affect any Award of any kind theretofore granted under the Plan without the consent of the Recipient of the Award, unless such amendment, modification or termination is by reason of any change in capital structure referred to in Section 16 hereof or unless the same is by reason of the matters referred to in Section 17 hereof.

24. TERMINATION. The Committee may grant Awards at any time prior to July 1, 2013, on which date this Plan will terminate except as to Awards then outstanding hereunder, which Awards shall remain in effect until they have expired according to their terms or until July 1, 2023, whichever first occurs. No Incentive Stock Option shall be exercisable later than 10 years following the date it is granted.

25. APPROVAL. This Plan shall take effect July 1, 2003, contingent upon prior approval by the shareholders of the Company.

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PRELIMINARY COPY SUBJECT TO COMPLETION VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on September 23, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain H&R BLOCK, INC. your records and to create an electronic voting instruction form. ONE H&R BLOCK WAY KANSAS CITY, MO 64105 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by H&R Block, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on September 23, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to H&R Block, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M15995-P83458-Z50002 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY H&R BLOCK, INC. The H&R Block, Inc. Board of Directors unanimously recommends a vote “FOR” all the director nominees listed below and “FOR” the other listed proposals. 1. Election of Directors For Against Abstain Nominees: 1a. Alan M. Bennett 0 0 0 For Against Abstain 1b. Thomas M. Bloch 0 0 0 1i. Russell P. Smyth 0 0 0 1c. Richard C. Breeden 0 0 0 1j. Christianna Wood 0 0 0 1d. Robert A. Gerard 0 0 0 Vote On Proposals 1e. Len J. Lauer 0 0 0 2. Approval of an advisory proposal on the 0 0 0 Company’s executive pay-for-performance compensation policies and procedures. 1f. David B. Lewis 0 0 0 1g. Tom D. Seip 0 0 0 3. Ratification of the appointment of 0 0 0 Deloitte & Touche LLP as the Company’s independent accountants for the fiscal 1h. L. Edward Shaw, Jr. 0 0 0 year ending April 30, 2010. 0 For address changes and/or comments, please check this box and write them on the back where indicated.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 24, 2009: The 2009 Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF. IF SIGNED WITHOUT MAKING SUCH SPECIFICATIONS, IT WILL BE VOTED FOR ALL NOMINEES AND PROPOSALS. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated August 12, 2009 and accompanying Proxy Statement, and hereby appoints David Baker Lewis, Richard C. Breeden and L. Edward Shaw, Jr., and each of them, the proxies (acting by a majority, or if only one be present, then that one shall have all of the powers hereunder), each with full power of substitution, for and in the name of the undersigned to represent and to vote all shares of common stock of H&R BLOCK, INC., a Missouri corporation, of the undersigned at the Annual Meeting of Shareholders of said corporation to be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center, located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Thursday, September 24, 2009, at 9:00 a.m. central time, and at any adjournment or postponement thereof, and, without limiting the authority hereinabove given, said proxies or proxy are expressly authorized to vote in accordance with the undersigned’s direction as to those matters set forth on the reverse side hereof and in accordance with their best judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.